Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AROTECH CORPORATION,

ARGONAUT INTERMEDIATE, INC.

and

ARGONAUT MERGER SUB, INC.

Dated as of September 22, 2019

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TABLE OF CONTENTS

(cont’d)

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TABLE OF CONTENTS

(cont’d)

EXHIBITS:

Exhibit A – Support Agreement

Exhibit B – Amended and Restated Certificate of Incorporation

Exhibit C – Amended and Restated Bylaws

Exhibit D – Employee Matters

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 22, 2019, is by and among Arotech Corporation, a Delaware corporation (the “Company”), Argonaut Intermediate, Inc., a Delaware corporation (“Parent”), and Argonaut Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of independent members of the Company Board not affiliated with Parent (the “Special Committee”)) has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in each case, in accordance with the DGCL and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable, and have authorized Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Greenbriar Equity Fund IV, L.P., Greenbriar Equity Fund IV-A, L.P., and Greenbriar Co-Investment Partners IV, L.P. (collectively, the “Equity Investors”) have duly executed and delivered to the Company an equity commitment letter, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub arising under, or in connection with, this Agreement (the “Equity Commitment Letter”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and a certain stockholder of the Company are entering into a voting agreement in the form attached hereto as Exhibit A (the “Support Agreement”) pursuant to which such stockholder is agreeing, among other things, subject to the terms and conditions of the Support Agreement, to vote its Shares (as defined herein) in favor of the adoption of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and

WHEREAS, the sole stockholder of Merger Sub has duly executed a written consent, effective immediately following execution of this Agreement, adopting this Agreement and approving the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1    The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct, wholly owned Subsidiary of Parent. The effects of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place, (i) at 10:00 a.m. local time at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 (or remotely via the electronic exchange of documents) as soon as practicable after, but no later than the third (3rd) Business Day after, the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of those conditions at the Closing) or (ii) at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3    Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in form and substance reasonably satisfactory to both the Company and Parent, executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed between the parties and specified in the Certificate of Merger (such time is hereinafter referred to herein as the “Effective Time”).

Section 1.4    Organizational Documents of the Surviving Corporation.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until and if thereafter amended in accordance with the provisions thereof and applicable Law (subject to Section 5.13).

(b)    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the bylaws of Company shall be amended and restated in their entirety to read as set forth on Exhibit C hereto, and as so amended and restated shall be the bylaws of the Surviving Corporation, until and if thereafter amended in accordance with the provisions thereof, the provisions of the amended and restated certificate of incorporation of the Surviving Corporation and applicable Law (subject to Section 5.13).

Section 1.5    Directors. Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent the resignation of each member of the Company Board, and such resignation shall be effective as of the Effective Time, and contingent upon the occurrence of the Closing. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.6    Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Capital Stock.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any of the following securities:

(i)    Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, shall be automatically converted into the right to receive $3.00 in cash (the “Merger Consideration”), net of applicable tax withholding, without interest, payable to the holder thereof upon surrender of such Shares in the manner provided in this Article II. All of the Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and cease to exist, cease to have any rights with respect thereto and each holder of Shares outstanding immediately prior to the Effective Time that are represented by a valid certificate (a “Certificate”) or Shares represented by book-entry immediately prior to the Effective Time (“Book-Entry Shares”), shall thereafter cease to have any rights with respect to such Shares except the right to receive the Merger Consideration into which the Shares have been converted; provided, that any Section 102 Shares Consideration shall be paid to the 102 Trustee for distribution to the holders of the Section 102 Shares.

(ii)    Cancellation of Parent, Merger Sub and Company Owned Shares. Each Share that is issued immediately prior to the Effective Time and that is held in treasury by the Company and each Share that is issued and outstanding immediately prior to the Effective Time and that is owned, directly or indirectly, by the Company, Parent, Merger Sub or any of their respective Subsidiaries (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, cease to have any rights with respect thereto and no consideration shall be delivered in exchange for such cancellation.

(iii)    Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be, without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub, automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of common stock of Merger Sub shall evidence the number of shares of common stock of the Surviving Corporation into which such shares have been so converted, until the same are surrendered for cancellation and exchange.

(b)    Shares of Dissenting Stockholders.

(i)    Notwithstanding anything in this Agreement to the contrary (but subject to Section 2.1(b)(ii)), Shares issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as described in Section 2.1(a)(i), but instead, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any of the Dissenting Shares, shall cease to be outstanding, be cancelled and cease to exist and shall be converted into the right to receive only payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)    Notwithstanding the provisions of Section 2.1(b)(i), if any holder of Dissenting Shares timely withdraws its demand for appraisal or fails to perfect or otherwise waives or loses its right of appraisal pursuant to the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under the DGCL shall cease, and such Dissenting Shares shall be deemed to have automatically been converted into, as of the Effective Time, and represent only, the right to receive the Merger Consideration, net of applicable tax withholding, without interest, as set forth in Section 2.1(a)(i).

(iii)    At the Effective Time, subject to the provisions of Section 2.1(b)(ii), any holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except the right to receive only payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. The Company shall give Parent prompt written notice of any demands or actual or, to the extent that the Company has Knowledge, attempted withdrawals of such demands for appraisal of Shares received by the Company, and any other instruments served on the Company pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect thereto. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing. Parent shall have the right to direct the Paying Agent to return to Parent upon Parent’s demand any portion of the aggregate Merger Consideration made available to the Paying Agent to pay for Shares that have become Dissenting Shares.

Section 2.2    Treatment of Company Equity Awards.

(a)    Treatment of Restricted Stock Units. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any Company RSU, each restricted stock unit award in respect of Shares granted under each Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest (including Company RSUs subject to performance-based vesting) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Effective Time), from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the product of (i) the amount of the Merger Consideration and (ii) the total number of Shares underlying such Company RSU, net of applicable tax withholding. Following the Effective Time, each Company RSU shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company RSU shall not be entitled to any payment other than those pursuant to this Section 2.2(a) in respect thereof.

(b)    Treatment of Options. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any Company Option, each option award in respect of Shares granted under each Company Equity Award Plan that is unexercised and outstanding immediately prior to the Effective Time (a “Company Option”), if any, whether vested or unvested, and that has an exercise price per Share that is less than the amount of the Merger Consideration, shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Effective Time), from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the product of (i) the amount by which the amount of the Merger Consideration exceeds the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option, net of applicable tax withholding. At the Effective Time, each Company Option, if any, that has an exercise price per Share that is greater than or equal to the Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor. Following the Effective Time, each Company Option shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to any payment other than those pursuant to this Section 2.2(b) in respect thereof.

(c)    Treatment of Restricted Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or the holders of any Company Restricted Stock, all restrictions and vesting requirements with respect to each share of restricted stock granted under each Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock”) shall at the Effective Time, lapse and all such shares of Company Restricted Stock shall be vested in full. Holders of shares of Company Restricted Stock shall be treated as a holder of Shares for all purposes of this Agreement and receive Merger Consideration for such shares in accordance with Section 2.1(a)(i) of this Agreement.

(d)    Corporate Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any and all actions that are necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b) and Section 2.2(c) (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act and the treatment of the Company RSUs, Company Options and Company Restricted Stock specified therein). As of the Effective Time, the Company Equity Award Plans and any related awards issued thereunder shall be terminated. Prior to the Closing, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock or other Equity Interests (including phantom stock) of the Company or any other Person to any Person pursuant to or in settlement of Company RSUs, Company Options, if any, Company Restricted Stock or any other awards under any Company Equity Award Plan. If and as required by Parent or Merger Sub, the Company will take all action necessary to terminate all Company Equity Award Plans effective as of the Effective Time.

Section 2.3    Certain Adjustments. If, between the date hereof and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares, in each case, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication and without any increase in aggregate amounts payable by Parent hereunder, to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such change.

Section 2.4    Exchange of Certificates.

(a)    Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration pursuant to Section 2.1(a)(i) and Parent or Merger Sub shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b)    Deposit of Merger Consideration. At or substantially concurrent with the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash that when taken together with a portion of the cash available on the Company’s balance sheet (after taking into account the Company’s and its Subsidiaries’ outstanding expenses as determined by the Company and subject to approval by the Company’s and its Subsidiaries’ lenders under the Credit Facilities, if required) that is deposited with the Paying Agent at the Effective Time is sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(a)(i) (such aggregate Merger Consideration and any proceeds thereon, the “Payment Fund”).

(c)    Section 102. Notwithstanding anything to the contrary set forth in this Agreement, the Paying Agent shall deliver any consideration payable or otherwise deliverable pursuant to this Agreement to holders of Section 102 Shares directly to the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Ordinance and the 102 Tax Ruling; provided, however, that in the event that the 102 Tax Ruling or the Interim Tax Ruling is not obtained prior to Closing, then the 102 Trustee will withhold tax at source from the consideration payable to holders of Section 102 Shares in accordance with the Income Tax Regulations (withholding from salary and wages), 5753-1993.

(d)    Exchange Procedures. As promptly as practicable (and no later than the third (3rd) Business Day) after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted pursuant to Section 2.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, in form and substance reasonably acceptable to Parent and the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(e)    Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent for cancellation, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which each Share formerly represented by such Certificates or Book-Entry Shares has been converted pursuant to this Agreement. Any Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company or if for any other reason payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate or Book-Entry Share is registered, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such Shares shall be paid to any such transferee only if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share so surrendered have been paid or are not applicable (and any such applicable Taxes actually have been paid). No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(f)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, reasonably acceptable to the Paying Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent or the Surviving Corporation, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.4(j), Parent or the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

(g)    No Further Ownership Rights in Shares. At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist in exchange for the consideration issued pursuant to Section 2.1, and all holders of Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company except as provided for in Section 2.1. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which remain unpaid at the Effective Time.

(h)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, from and after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

(i)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Fund shall be invested by the Paying Agent as directed by Merger Sub or, from and after the Closing, the Surviving Corporation in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-I or P-I or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available), (iv) in mutual funds investing in one or more of any such assets or (v) such other manner as is set forth in the paying agent agreement contemplated by Section 2.4(a) and approved by the Company prior to the Effective Time. To the extent that (A) there are any losses with respect to any investments of the Payment Fund or (B) the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 2.1, Parent will, or will cause the Surviving Corporation or another Person to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 2.1. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(j)    Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares on the one (1) year anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(k)    No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(l)    Withholding. Each of the Paying Agent, Parent, Merger Sub, the 102 Trustee, the Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld under the Code or any provision of state, local or non-U.S. Tax Law or under any other applicable Law or the 102 Tax Ruling; provided that, Paying Agent, Parent, and Merger Sub, as applicable, shall use commercially reasonable efforts to (i) promptly notify (in reasonable detail) the Company in advance of any such withholding and (ii) cooperate with the Company to reduce such withholding, in each case, other than such withholding in respect of compensatory payments or as a result of any failure to deliver any certificates claiming an exemption from such withholding and required to be so delivered pursuant to the terms of this Agreement or any Letter of Transmittal. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to or for the benefit of the Person to whom such amounts would otherwise have been paid.

Section 2.5    Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by the Company on or after January 1, 2017, and prior to the date of this Agreement (excluding (i) any disclosures contained under the heading “Risk Factors” or (ii) any other disclosures included in any “forward-looking statements” disclaimer or any other general statement regarding risks or uncertainties that are similarly cautionary, predictive or forward-looking in nature) to the extent it is reasonably apparent on the face of such disclosure that any such disclosure would qualify the representations and warranties contained herein (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.20 and Section 3.23) or (b) as disclosed in the corresponding sections or subsections of the letter delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement, subject to the last sentence of Section 8.14 (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1    Organization.

(a)    Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to the Israeli Subs, each of the Israeli Subs is a corporation duly organized and validly existing and is not a “breaching company” (as defined in the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”)).

(b)    The Company has made available to Parent true and complete copies of the Company Organizational Documents, in each case in full force and effect as of entry into of this Agreement. The Company is not in violation of the Company Organizational Documents in any material respect.

Section 3.2    Capital Stock and Indebtedness.

(a)    The authorized capital stock of the Company consists of 50,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on September 20, 2019 (the “Capitalization Date”), (i) 26,665,240 Shares were issued and outstanding (not including shares held in treasury), (ii) 738,611 Shares were held in treasury, (iii) zero Shares were underlying outstanding Company Options, (iv) 154,000 Shares were underlying outstanding Company RSUs (assuming achievement of any applicable performance metrics at the maximum level), (v) 118,196 Shares were underlying outstanding Company Restricted Stock and included in the number of Shares issued and outstanding under clause (i) above, (vi) 3,045,792 Shares were reserved for issuance pursuant to future grants under the Company Equity Award Plans, and (vii) no other shares of capital stock, Company Securities or other voting securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capitalization Date, the Company has not issued any Shares, Company Options, Company RSUs or other Company Securities, except for Shares issued upon the exercise of Company Options, if any, or settlement of Company RSUs, in each case, that were outstanding as of the close of business on the Capitalization Date, in accordance with their terms. All issued and outstanding Shares are, and all Shares reserved for issuance as noted in clause (vi) above shall be (when issued in accordance with the terms of the Company Equity Award Plans and the respective grants thereunder), duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any Shares or has any option or warrant to purchase any Shares or any other Company Securities. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, an accurate and complete list of each outstanding Company Option (setting forth the date of grant, expiration date and vesting schedule, criteria or similar requirements and the exercise price thereof), if any, and each outstanding Company RSU and Company Restricted Stock (setting forth the respective date of grant, expiration date and vesting schedule, criteria or similar requirements, the name of the holder thereof, the country of residence of the holder thereof, the number of Shares issuable thereunder, whether the holder of the Company Equity Award is an employee or a non-employee and whether each such Company Equity Award was granted pursuant to Section 102(b) of the Ordinance). All grants of Company Options, Company RSUs and Company Restricted Stock were made in accordance with the terms of the Company Equity Award Plans, and true, correct and complete copies of each such option award agreement, restricted stock unit award agreement and restricted stock award agreement (with respect to outstanding awards) have been made available to Parent, and all grants of Company Options, Company RSUs and Company Restricted Stock Awards, as applicable, are in compliance in all material respects with all applicable Laws.

(b)    Except as set forth in Section 3.2(a), as of the Capitalization Date, there were no outstanding or authorized (i) shares of capital stock, other voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”). Except as set forth in Section 3.2(a), there are (i) no outstanding obligations of the Company (A) to repurchase, redeem or otherwise acquire any Company Securities of or (B) to provide any funds to or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any Liability of (x) any Subsidiary of the Company that is not wholly owned by the Company or (y) any other Person that is not a wholly owned Subsidiary of the Company and (ii) no other options, subscriptions, rights, profits interest, stock appreciation rights, phantom stock, convertible securities, calls, warrants or other similar rights, agreements, arrangements, undertakings or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting of any Company Securities.

(c)    Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each of (A) the Company’s Subsidiaries, together with (i) its name, (ii) its jurisdiction of organization or formation,

(iii) its form of organization, (iv) its authorized equity interests, (v) its issued and outstanding equity interests, including the number thereof, and (vi) ownership of each Subsidiary. The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, other voting securities or other Equity Interests of each Subsidiary of the Company, free and clear of all Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right in favor of any Person other than the Company or a Subsidiary of the Company. There are no other securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or options or other rights to acquire from such Subsidiary, and no obligation of such Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the such Subsidiary. The Company has made available to Parent true and complete copies of the organizational documents of each of the Company’s Subsidiaries, in each case in full force and effect as of entry into of this Agreement. No Subsidiary is in violation of its certificate of incorporation or bylaws (or comparable organizational documents) in any material respect.

(d)    Except for Equity Interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, equity interest, voting interest, membership interest, partnership interest, joint venture interest, or other equity or voting interest of any nature in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) (such interests collectively, “Equity Interests”).

(e)    There are no voting agreements, voting trusts, stockholders’ agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of, restricting the transfer of or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 3.3    Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval having been obtained, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval having been obtained and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditors’ rights generally or equitable principles (whether considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”). The Company Board at a meeting duly called and held has adopted resolutions (upon the recommendation of the Special Committee) that: (i) determined that the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the execution, delivery and performance thereof) and declared it advisable that the Company enter into this Agreement and consummate the transactions contemplated hereby in accordance with the DGCL and (iii) recommended that the Company’s stockholders adopt this Agreement.

(b)    The execution, delivery and performance of this Agreement by the Company, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit,

expiration of waiting periods, or approval of, or registration, declaration, notice or filing with, any Governmental Entity, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder, including the filing of the Proxy Statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby, (iii) the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or similar requirements in non-U.S. countries under applicable antitrust laws, including the Israeli Economic Competition Law, 5748-1988 and the rules and regulations promulgated thereunder (the “Israeli Economic Competition Law”), (v) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country, (vi) the applicable requirements of jurisdictions other than the United States designed to govern competition or trade regulation or investment Laws relating to foreign ownership, each as set forth on Section 3.3(b) of the Company Disclosure Letter, (vii) the applicable requirements of the National Industrial Security Program Operating Manual (“NISPOM”) and Department of Defense Directive 5200.20-M, (viii) the applicable requirements of the Export Administration Regulations, 15 C.F.R §§ 730 et seq. or the International Traffic In Arms Regulations, 22 C.F.R §§ 120 -130, and the Israeli Defense Export Control Agency (DECA) of the Israeli Ministry of Defense, (ix) the IIA Notice, to the extent required (clauses (i) – (ix), collectively, the “Transaction Approvals”), and (x) such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    The execution, delivery and performance by the Company of this Agreement does not and, assuming the Transaction Approvals are obtained, will not, (i) require any consent, notice or approval under, violate, conflict with, constitute a default under, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) above for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4    SEC Filings; Reports and Financial Statements.

(a)    The Company has filed, on a timely basis, all registration statements, prospectuses, proxy statements, schedules, forms, documents and reports (including exhibits) required to be filed or furnished (as applicable) by it under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2017, together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents filed by the Company with the SEC since January 1, 2017 through the date hereof, collectively the “Company SEC Documents”). As of their respective dates and, if amended or superseded by a subsequent filing filed or furnished prior to the date hereof, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects and all documents required to be filed by the Company with the SEC on or after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder. As of their respective dates (and, if amended, as of the date of such amendment), the Company SEC Documents did not, and any Subsequent Company SEC Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is currently or has, since becoming a Subsidiary of the Company been, required to file any forms, reports or other documents with the SEC.

(b)    As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment and, to the Knowledge of the Company, is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company since January 1, 2017 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof.

(c)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (collectively, the “Financial Statements”), and the consolidated financial statements (including all related notes and schedules thereto) included in the Subsequent Company SEC Documents will, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not or will not be material in amount or effect), (ii) as of their respective filing dates with the SEC (if amended, as of the date of the last such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC and (iii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited interim statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto as permitted by Regulation S-X promulgated by the SEC).

(d)    Except as have been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company and neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(e)    Since January 1, 2017, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(f)    The reserves set forth in the Financial Statements which have been set aside to cover severance payments to the Israeli Employees constitute, together with any funds deposited since the date of the Financial Statements until the date of this Agreement in any pension fund, provident fund, “managers” insurance and similar funds, in the aggregate, a sufficient reserve, as of the date of this Agreement, to enable each of the Israeli Subs to discharge all of its obligations towards its Israeli Employees under Israeli Law and applicable employment agreements as of the date of this Agreement.

Section 3.5    Internal Controls and Procedures. The Company has established and maintains a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act and within the time periods specified in the SEC’s rules is made known to the Company’s principal executive officer and its principal financial officer by others within the

Company or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act. With respect to the consolidated financial statements filed by the Company with the SEC since January 1, 2017, neither the Audit Committee of the Company Board or, to the Knowledge of the Company, the Company’s auditors has identified: (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information or (y) any fraud or allegation of fraud, whether or not material, that involves (or involved) management or other employees who have (or had) a significant role in the Company’s internal control over financial reporting. The Company is, and has been since January 1, 2017, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such system was effective. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act. No executive officer of the Company has failed, in the last two (2) years, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents, except as disclosed in certifications filed with such Company SEC Documents. Neither the Company nor, to the Knowledge of the Company, any of its executive officers has, in the last two (2) years, received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.6    No Undisclosed Liabilities. There are no Liabilities (of any nature, whether or not accrued, contingent or otherwise) of the Company or any of its Subsidiaries, except for (a) Liabilities that are specifically reflected and adequately reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (including any notes thereto), (b) Liabilities arising in connection with the transactions contemplated hereby, (c) Liabilities incurred in the ordinary course of business since June 30, 2019 (other than Liabilities with respect to the breach of any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law by the Company or its Subsidiaries) and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7    Compliance with Law; Permits.

(a)    Except as would not reasonably be expected to be materially adverse to the Company, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with and not in conflict in any material respect with, or in material default or material violation of, all applicable federal, state, local, transnational and foreign laws, acts, codes, statutes, ordinances, common law, rules, regulations, standards, judgments, Orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of Governmental Entities (collectively, “Laws” and each, a “Law”). Since January 1, 2017, neither the Company nor any of its Subsidiaries has received, to the Knowledge of the Company, any notice or other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets (“Company Permit”), and to carry on and operate their businesses as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2017, the Company has not

received any written notice from any Governmental Entity regarding (i) any actual or possible material violation of any Company Permit, or any failure to comply in any respect with any term or requirement of any Company Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Company Permit, in each case other than as would not , individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Permit is in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not be materially adverse to the Company, to the Knowledge of the Company, the licensee of each Company Permit is, and since January 1, 2017, has been, in compliance with such Company Permit and has fulfilled and performed all of its obligations in all respects with respect thereto, no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any Company Permit. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure thereof to be renewed has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)    During the last five (5) years, the Company and each of its Subsidiaries have been in compliance with applicable Bribery Legislation. None of the Company or its Subsidiaries, or any of their respective directors or officers or, to the Company’s Knowledge, any employee, agent, or third-party representative of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the last five (5) years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or Persons or (ii) made any payment to Governmental Entities, officials or employees of Governmental Entities, or any other Person in violation of applicable Bribery Legislation. The Company and its Subsidiaries maintain and, in the last five (5) years, have maintained books and records that are accurate in all material respects, and adhere and, in the last five (5) years, have adhered to a system of commercially reasonable policies, procedures, and internal controls, as may be required by, and in any event that are reasonably designed to prevent, deter, and detect violations of, applicable Bribery Legislation. To the Knowledge of the Company, none of the Company nor any Subsidiary is, or in the last five (5) years has been, the subject of any internal or external allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Bribery Legislation.

(d)    During the last five (5) years, neither the Company nor any of its Subsidiaries nor any of their respective directors, or officers, nor to the Company’s Knowledge, any employee, agent or third-party representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has (i) been a Sanctioned Person, (ii) transacted any business directly or knowingly indirectly with any Sanctioned Person in violation of Sanctions nor (iii) taken any action that would cause the Company or any Subsidiary to violate any Sanctions, Ex-Im Laws, or U.S. anti-boycott requirements (collectively, “Trade Control Laws”). To the Knowledge of the Company, none of the Company nor any Subsidiary is, or in the last five (5) years has been, the subject of any internal or external allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Trade Control Laws.

Section 3.8    Environmental Matters. Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2014, have been, in compliance with applicable Environmental Laws, and each has applied for and maintained, and is, and since January 1, 2014, has been, in compliance with all Environmental Permits necessary for the conduct and operation of their respective businesses or occupancy of any real property, (b) since January 1, 2017, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or has Liability under, any Environmental Law, (c) none of the Company or any of its Subsidiaries is subject to any pending, or to the Company’s Knowledge threatened in writing, Proceeding or Order relating to compliance with, or Liability under, Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (d) none of the Company or its Subsidiaries (or any other Person to the extent giving rise to the Company or its Subsidiaries) has treated, stored, disposed or arranged for disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to any Liability pursuant to any Environmental Laws and (e) the Company and its Subsidiaries have made available to Parent all material environmental assessments, audits and reports relating to the current or former facilities or operations of the Company and its Subsidiaries, in each case which are in their possession or under their reasonable control. The representations and warranties contained in this Section 3.8 and Sections 3.3, 3.4, 3.6, 3.10, and 3.22 are the sole and exclusive representations of the Company with respect to Environmental Laws, Environmental Permits, Hazardous Materials or any other matter related to the environment or the protection of human health and worker safety (regarding Hazardous Materials).

Section 3.9    Employee Benefit Plans.

(a)    Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the most recent plan document; (ii) the most recent related trust agreement; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code and the most recent nondiscrimination tests performed under the Code; (v) the most recent summary plan description (and any summaries of material modifications thereto); and (vi) any non-routine correspondence with any Governmental Entity with respect to any Proceeding.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) each Company Benefit Plan has been established, operated, funded and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all contributions required to be made to any Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made (to the extent due) or properly accrued (to the extent not yet due) and (y) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business) or Proceedings, in each case with respect to any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and there are no facts or circumstances that could be reasonably expected to adversely affect the qualification of any such Company Benefit Plan.

(c)    No Company Benefit Plan is, and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates sponsor, maintain, or contribute to (or are required to contribute to) or have any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries have, by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person, any current or contingent liability or obligation with respect to a plan referenced in clauses (i) through (iv) above, or as a result of such Person’s failure to comply with Section 4980B of the Code or Section 601 et seq of ERISA.

(d)    Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (x) any compensation payment becoming due to any current or former employee or service provider of the Company or any of its Subsidiaries, (y) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee or service provider of the Company or any of its Subsidiaries, or (z) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan or otherwise.

(e)    Each Company Benefit Plan that provides health or welfare benefits is fully insured and any incurred but not reported claims under any such Company Benefit Plan has been properly accrued in accordance with GAAP. No Company Benefit Plan provides and neither the Company, its Subsidiaries, nor its ERISA Affiliates have any current or contingent liability or obligation in respect of, post-termination or retiree medical, life or other welfare benefits to any Person, other than through the last day of the month in which an employee’s employment ceases (to the extent permitted under the terms of the applicable Company Benefit Plan) or as required by Section 4980B of the Code for which the covered Person pays the full cost of coverage. The Company and its Subsidiaries have complied and are in compliance in all material respects with the requirements of Section 4980B of the Code and any similar state Law as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur, any Tax or penalty that may be imposed under PPACA.

(f)    Neither the Company nor its Subsidiaries has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Sections 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(g)    No amount or benefit that would reasonably be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by a “disqualified individual” within the meaning of Section 280G of the Code, pursuant to Contracts in existence at the Closing, would reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated hereby.

(h)    Each Company Benefit Plan that is subject to Section 409A of the Code has been maintained and administered in material compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder.

(i)    Without limiting the generality of the other provisions of this Section 3.9, with respect to each Company Benefit Plan maintained outside the jurisdiction of the United States, whether or not United States Law also applies, or that covers any employee residing or working outside the United States (such Company Benefit Plans, “Foreign Plans”): (i) each Foreign Plan which is required to be registered or approved by any Governmental Entity, has been so registered and approved, except where failure to register or gain approval will not result in material liability; (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Plan has been maintained in good standing with the applicable requirements of the relevant Governmental Entity; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) there are no unfunded or underfunded liabilities with respect to any Foreign Plan.

Section 3.10    Absence of Certain Changes or Events. Since December 31, 2018 through the date hereof, (a) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice in all material respects, (b) the Company and its Subsidiaries have not taken any action that, if taken or proposed to be taken after the date hereof, would be prohibited by Section 5.1(b), except as would not reasonably be expected to be materially adverse to the Company, and (c) there has not been any change, event, development or occurrence which, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.11    Litigation. (a) There is, and since January 1, 2017 there has been, no Proceeding to which the Company, any of its Subsidiaries, to the Knowledge of the Company, any of its or their officers or employees, acting in his or her capacity as such, nor any of their respective properties or assets is a party pending or, to the Knowledge of the Company, threatened and (b) neither the Company, any of its Subsidiaries, nor any of their respective properties or assets is or since January 1, 2017 has been subject to any outstanding Order, in each case, that would be materially adverse to the Company. There are no inquiries, investigations or reviews by the SEC or any other Governmental Entity pending or, to the Knowledge of the Company, threatened, with respect to the Company or any of its Subsidiaries or any of their respective Company assets, except for those that would not be materially adverse to the Company. There are no settlements of any Proceedings to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that are material to the Company and its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries have material continuing obligations.

Section 3.12    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)    (A) The Company and its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate and (B) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them.

(ii)    There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Taxes which are not yet due and payable.

(iii)    The Company and its Subsidiaries have provided adequate reserves in their consolidated financial statements for any Taxes that have not been paid.

(iv)    Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among the Company and its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation) or (B) has any liability for the payment of Taxes of any person as a successor or transferee.

(v)    The Company and each of its Subsidiaries has duly and timely withheld all amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entities such amounts required by applicable Laws to be remitted by it.

(vi)    Neither the Company nor any of its Subsidiaries will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code (or, in each case, comparable provisions of state, local or non-U.S. Tax Law), (B) any deferred intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or non-U.S. Tax Law) resulting from a transaction or event occurring on or prior to the Closing Date, or (C) any prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(vii)    The Company and each of its Subsidiaries has duly and timely collected, in all respects, all amounts on account of sales or transfer Taxes, including goods and services, value added and U.S. federal, state, local or non-U.S. sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entities such amounts required by applicable Laws to be remitted by it.

(viii)    There is no Proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes or Tax Returns. No deficiencies for any Taxes have been proposed, asserted, assessed or threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid.

(ix)    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect.

(x)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(xi)    Neither the Company nor its Subsidiaries have made any election under Section 965 of the Code.

(xii)    The Israeli Subs are not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(xiii)    The Israeli Subs have not performed any “Business Restructuring” as such term is defined in the ITA Tax Circular no. 15-2018.

(xiv)    The Israeli Subs are duly registered for the purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added taxes.

(xv)    Each of the Company and Israeli Subs are in compliance, and in the past have always complied, with all relevant requirements of Section 102 of the Ordinance and the regulations promulgated thereunder, with respect to any Company Equity Awards granted pursuant to Section 102 of the Ordinance, including with respect to the due deposit of such Company Equity Awards with the 102 Trustee, pursuant to the terms of Section 102 of the Ordinance and any regulation or publication issued by the ITA. Each Section 102 Share intended to qualify for the capital gains route under Section 102 of the Ordinance so qualifies. No Company Equity Award has been granted pursuant to Section 3(i) of the Ordinance.

(xvi)    Each of the Israeli Subs has operated and is operating to comply in all material respects with all applicable transfer pricing Laws and regulations, including Section 85A of the Ordinance and the regulations promulgated thereunder and the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodology.

(xvii)    None of the Israeli Subs owns any “Approved Enterprise,” “Benefitted Enterprise,” “Preferred Enterprise,” or “Preferred Technology Enterprise” as each such terms are defined in the Israeli Law for the Encouragement of Capital Investment of 1959 and none of the Israeli Subs has never claimed any tax benefits under such law.

(xviii)    Since its incorporation, neither of the Israeli Subs has received any “taxation ruling or decision” (Hachlatat Misui) from, or entered into any agreements with, the ITA.

(xix)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(b)    The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2)-year period ending on the date hereof.

(c)    None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder. None of the Israeli Subs is subject to any reporting obligations under Sections 131D and 131E of the Ordinance.

Section 3.13    Employment and Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with any labor union, labor organization, works council, employee representative or group of employees (each, a “Collective Bargaining Agreement”) and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any of its Subsidiaries. To the Company’s Knowledge, in the past five (5) years, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries. With respect to the Israeli Subs (i) there are no representation proceedings or petitions seeking a representation proceeding pending or filed with any of the labor court or other applicable judicial authority and no labor organization has made a demand for recognition as a representative organization during the five (5) years prior to the date of this Agreement, and (ii) the Israeli Subs have not paid, been required to pay or been requested to make any payment (including membership fee, professional organizational handling charges) to any employers’ association or organization.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2017: (i) there has been no strike, lockout, slowdown, work stoppage, material labor grievance, material labor arbitration, unfair labor practice charge or other material labor dispute against or affecting the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened; (ii) there has been no pending Proceeding against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company and its Subsidiaries have complied with all Laws in all material respects regarding labor, employment and employment practices, including anti-discrimination, harassment, retaliation, restrictive covenants, terms and conditions of employment, wages and hours (including the Fair Labor Standards Act of 1938 (“FLSA”), classification of employees and equitable pay practices), health and safety, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), workers’ compensation, labor relations, employee leave issues, unemployment insurance, plant closures and layoffs and other Laws in respect of any reduction in force (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Law (collectively, “WARN”), notice, information and consultation requirements), and no Proceedings relating to labor- or employment-related matters or non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened; and (iv) neither the Company nor any of its Subsidiaries has any direct or indirect material Liability with respect to misclassification of any person as (x) an independent contractor rather than as an employee, (y) an exempt employee rather than as a non-exempt employee with respect to FLSA (or similar state Law), or (z) a leased employee from another employer rather than an employee of the Company.

(c)    To the Company’s Knowledge, no allegations of sexual harassment, or other discrimination, retaliation or employee conduct policy violations have been made against officers, directors, employees, contractors, or agents of the Company or its Subsidiaries, that, would reasonably be expected to result in material Liability.

(d)    To the Company’s Knowledge, no current employee with annualized salary at or above $150,000 has as of the date of this Agreement any definitive plans to terminate his or her employment prior to the Closing.

(e)    There has been no “mass layoff” or “plant closing” (as defined by WARN and the regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries within the last six (6) months, and neither the Company nor any of its Subsidiaries has incurred any Liability under WARN that remains unsatisfied.

(f)    To the Company’s Knowledge, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

(g)    With respect to employees who reside or work in Israel or to whom Israeli Law applies (“Israeli Employees”): (i) neither the Company nor any of its Subsidiaries is subject to, and no Israeli Employee of the Company or any its Subsidiaries benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel); (ii) the Company’s or any if its Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963, vacation pursuant to the Israeli Annual Leave Law-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds or if not required to be fully funded are fully accrued on the relevant consolidated financial statements in accordance with GAAP; and (iii) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, regulations, permits and Contracts relating to employment, wages and other compensation matters and terms and conditions of employment related to their Israeli Employees, including, without limitation, The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, Foreign Employees Law-1991, and The Employment of Employee by Manpower Contractors Law (5756-1996). Neither the Company nor any of its Subsidiaries has engaged any Israeli Employees and service providers whose employment or engagement, as applicable would require special licenses, permits or approvals from any Governmental Entity. All amounts that the Company and its Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli National Insurance Law, 1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company and its Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due) with respect to any of the Israeli Employees.

(h)    All Israeli Employees are lawfully entitled to work for the Company or the applicable Company Subsidiary without any visa or permit. Neither the Company nor any of the Company Subsidiaries engage minors, unpaid interns, unpaid volunteers or foreign employees in Israel in violation of any applicable Israeli law.

Section 3.14    Real Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth the address of each parcel of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, with respect to the Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens), (ii) the Company or any of its Subsidiaries have not leased or otherwise granted to any Person any right to use or occupy such Owned Real Property or any material portion thereof; and (iii) there are no outstanding options, rights of first offer, or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. Neither the Company nor any Subsidiary is party to any agreement or option to purchase any material real property or interest therein.

(b)    Section 3.14(b) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and all leases, subleases, licenses, concessions and other agreements under which the Company or its Subsidiaries lease, sublease, use or occupy the Leased Real Property, including all amendments, modifications, extensions and guaranties relating thereto (each a “Company Lease” and collectively, the “Company Leases”). The Company has delivered to Parent a true and complete copy of each such Company Lease document. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Lease is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Company Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Company Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iv) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Company Lease has a good and valid leasehold interest in the Leased Real Property, free and clear of any Liens (other than Permitted Liens) and is in possession of the Leased Real Property purported to be leased or licensed thereunder; (v) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (vi) the Company or Subsidiary has not collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation or like Proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or any portion thereof or, to the Knowledge of the Company, the Leased Real Property or any portion thereof.

(d)    The Leased Real Property and the Owned Real Property (collectively, the “Real Property”) constitute all of the real property used or occupied by the Company and any of its Subsidiaries.

(e)    All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s or any Subsidiary’s business in all material respects.

Section 3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a list of all (i) Patents, Marks, Copyrights, and Internet domain names registered to or applied for and owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”) and (ii) all material unregistered Marks owned by the Company or any of its Subsidiaries (together with the Registered Intellectual Property and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect the Owned Intellectual Property and all of the Owned Intellectual Property is valid, in full force and effect and all of the Registered Intellectual Property has not expired or been cancelled, abandoned or otherwise terminated.

(b)    The Company and its Subsidiaries exclusively own all right, title, and interest, free and clear of all Liens (except for Permitted Liens), in and to all Owned Intellectual Property and exclusively own all right, title and interest, free and clear of all Liens (except for Permitted Liens), in and to, or have valid and enforceable rights to use, all material Company Intellectual Property.

(c)    (i) The Company, its Subsidiaries and the conduct of their respective businesses do not infringe upon, violate or constitute misappropriation of, and have not infringed upon, misappropriated or otherwise violated, any Intellectual Property of any third Person, (ii) to the Company’s Knowledge, as of the date hereof, no third Person is infringing, violating, or misappropriating any Owned Intellectual Property, (iii) as of the date hereof, there is no pending Proceeding against the Company or any of its Subsidiaries with respect to any of the foregoing, and (iv) the Company and its Subsidiaries have not received any written charge, complaint, claim, demand or notice or other communication (including any “cease and desist” letters and invitations to license any Intellectual Property) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all Company Intellectual Property (including the confidentiality of all Trade Secrets), and (ii) all Persons who have participated in or contributed to the conception, authorship, creation, or development of any Owned Intellectual Property, or any other Intellectual Property for or under the supervision or direction of any member of the Company, have executed and delivered to the Company or any of its Subsidiaries, as applicable, a valid and enforceable written Contract (A) providing for the non-disclosure by such Person of such confidential information, and (B) providing for the assignment (by way of a present grant of assignment) by such Person to the Company or any of its Subsidiaries, as applicable, of all Intellectual Property conceived of, authored, created, or developed by such Person in connection with his or her employment by, engagement by, or agreement with the Company or any of its Subsidiaries, as applicable, and, to the Company’s Knowledge, no such Contracts have been breached.

(e)    The Systems are adequate in all material respects for the operations of the Company and its Subsidiaries as currently conducted and currently contemplated to be conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable measures to (A) protect the integrity of the Systems, including any data stored or contained therein or transmitted thereby, and (B) maintain industry standard data security, disaster recovery and business continuity plans, procedures and facilities. There has not been since January 1, 2017, (1) any material failure, outage, or other adverse event with respect to the Systems that has not been remedied in all material respects or (2) any material breach of, or other unauthorized access to, any Systems, including all data stored or contained therein, or any material breach, loss, destruction or damage of data in the Company or any of its Subsidiary’s possession or under the Company or any of its Subsidiary’s control. All Company Products and all Software material to the business of the Company and its Subsidiaries (i) performs in conformance with its documentation, (ii) is free from software defects and (iii) does not contain any virus, bug, malware, or software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, Systems or Software.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Company Products or other Software used in the business of the Company and its Subsidiaries contains, uses or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such software or any other Owned Intellectual Property and (ii) none of the Software used in the business of the Company and its Subsidiaries is covered by or subject to the requirements of any license, including any version of the GNU General Public License or the GNU Affero General Public License, that would require the Company or any of its Subsidiaries to distribute, disclose, license, release, escrow or otherwise make available any source code used or included in the Owned Intellectual Property to any third party.

(g)    The Company, its Subsidiaries and the operation of their respective businesses, are, and since January 1, 2017, have been, in material compliance with all applicable Data Security Requirements, and the Company has in place adequate internal policies and procedures to comply in all material respects with the applicable Data Security Requirements. The Company and its Subsidiaries have not received, or been subject to, any written notice, complaint, investigation, inquiry or enforcement proceedings from any Person, alleging non-compliance with the applicable Data Security Requirements or claiming compensation in respect of non-compliance with the applicable Data Security Requirements, and no such investigation, inquiry or proceedings are pending or to the Company’s knowledge, threatened, and, to the Company’s Knowledge there are no circumstances likely to give rise to any such complaint, investigation, inquiry or proceedings.

Section 3.16    Material Contracts.

(a)    Section 3.16 of the Company Disclosure Letter sets forth a true, correct, and complete list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than, except as set forth in clause (xiii) below, a Company Benefit Plan):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)    any Contract with any Material Customer or Material Vendor;

(iii)    any Contract that expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in a line of business, against any other Person or in any geographic area, solicit any client or customer or hire any Person;

(iv)    any Contract with a customer or supplier that (A) expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis, (B) requires that the Company or its Subsidiaries purchase its or their requirements or any product or services from any Person or that contains a “take or pay” provision or (C) that contains “most favored nation” or similar covenants;

(v)    any Contract relating to the creation, incurrence, grant, assumption or guarantee of any Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $250,000;

(vi)    any Contract that is a lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property that is material to the Company or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property that is material to the Company;

(vii)    any Contract that relates to material Intellectual Property (including any licensing of Intellectual Property by the Company or any of its Subsidiaries to any Person or by any Person to the Company or any of its Subsidiaries) and any other Contracts affecting the Company or any of its Subsidiaries’ ability to own, use, transfer, license, disclose, or enforce any material Intellectual Property (or any assignment, license, royalty, development (and co development), concurrent use, settlement, consent to use, covenant not to sue, software escrow, and indemnification agreements relating to such material Intellectual Property, in each case other than (a) any “shrink-wrap”, “click-wrap”, or other mass-market, non-negotiated licenses for unmodified, commercially available, off-the-shelf software used by the Company or its Subsidiaries for their internal business purposes, in each case with aggregate license, maintenance or support fees of less than $100,000 per year), (b) written confidentiality Contracts entered into in the ordinary course of business, or (c) non-exclusive licenses granted to customers in the ordinary course of business;

(viii)    any Contract that grants any right of first refusal, right of first offer or similar right or option with respect to any material equity interests or assets, services, rights or properties of the Company or its Subsidiaries;

(ix)    any Contract that provides for the pending or completed material acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) or capital stock or other equity interests of any Person, with outstanding obligations as of the date hereof, in each case with a value in excess of $250,000;

(x)    any Contract relating to the formation, creation, operation, management or control of any joint venture, partnership, minority equity investment, limited liability company or similar Contracts involving the sharing of profits, revenues, losses, costs or liabilities with any Person, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xi)    any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xii)    any Contract under which the Company or any Subsidiary of the Company, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries), in any such case which, individually, is in excess of $250,000;

(xiii)    any contract for employment or consulting services (other than any agreement for “at-will” employment terminable without incurring any liability of the Company or any Subsidiary of the Company) providing for annual compensation to any Person in any calendar year in excess of $100,000;

(xiv)    any Contract involving any resolution or settlement of any Proceeding involving the Company or any Subsidiary of the Company that imposes material obligations upon the Company or any Subsidiary of the Company after the date of this Agreement;

(xv)    any Contract which provides for the future sale of products or services by the Company and under which the undelivered balance of such products or services has a sale price in excess of $750,000;

(xvi)    any Contract that grants a power of attorney or similar agency rights;

(xvii)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) by the Company or its Subsidiaries following the date hereof in excess of $100,000;

(xviii)    any Collective Bargaining Agreement; and

(xix)    any Government Contract.

(b)    There is no default under any Company Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or that would permit termination, modification or acceleration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except to the extent the term has previously expired and (ii) is enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of all written Company Material Contracts.

Section 3.17    Government Contracts. In the past three (3) years, neither the Company nor its Subsidiaries has (a) breached or violated any material Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract (except with respect to audits performed by the Defense Contract Audit Agency in the regular course of business); (d) conducted or initiated any internal investigation or made any disclosure under Federal Acquisition Regulation (“FAR”) Subpart 3.1003 with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; or (g) received any small business set-aside contract, any other set aside contract or other contract requiring small business or other preferred bidder status. The Company and its Subsidiaries have established and maintained adequate internal controls for compliance with their respective Government Contracts in accordance with FAR Subpart 3.1002. All pricing discounts required by the Government Contracts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Companies and the Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Company’s or its Subsidiaries’ Government Contracts. The Company and each of its Subsidiaries, as applicable, have complied in all material respects with all applicable U.S. National Security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006) (Change 2 May 18, 2016).

Section 3.18    Government Grants. Section 3.18 of the Company Disclosure Letter contains a complete list of each pending or outstanding material Government Grant granted to the Company or any of its Subsidiary which subject the Company or any Company Subsidiary to any restrictions with respect to their operations or to any liability to make payments to any Governmental Entity, that are in effect as of the Effective Time. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Government Grants and the requirements applicable thereto, and have duly fulfilled all of their obligations and undertakings relating thereto, including reporting obligations, restrictions on the transfer of know-how out of the State of Israel, and royalty payment obligations, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Merger is not expected to lead to the revocation or material modification or material reduction of any of the Government Grants.

Section 3.19    Opinion. The Special Committee has received the written opinion of B. Riley FBR, Inc. (the “Financial Advisor”) that, as of the date of such opinion and based upon and subject to the various assumptions made, procedure followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. Such opinion has not been amended or rescinded as of the date of this Agreement. A signed, true, correct and complete copy of such opinion will be made available to Parent for informational purposes only on a non-reliance basis promptly following receipt by the Special Committee.

Section 3.20    Finders or Brokers. Other than the Financial Advisor, no broker, finder or investment banker or similar Person is entitled to any fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, the Special Committee or the Company Board. The Company has made available to Parent a true, correct and complete copy of all Contracts pursuant to which the Financial Advisor is entitled to any fee, commission or expenses in connection with the transactions contemplated hereby.

Section 3.21    Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Company SEC Documents, none of the Company’s former or current direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, and such Person’s affiliates or immediate family members (a) is a party to or has any right, title, license or interest in any material contract or transaction with the Company or any of its Subsidiaries, or (b) has any material interest in any asset or property held, owned or used by the Company or any of its Subsidiaries (each a, “Company Related Party Transaction”). To the Company’s Knowledge, no counterparty to a Company Related Party Transaction owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, manager, general partner, officer, employee or director or in another similar capacity of, any vendor or other independent contractor of the Company or any of its Subsidiaries, or any Person that has a Contract with the Company or any of its Subsidiaries.

Section 3.22    Insurance Policies. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete summary (including the name of the insurer and policy number) of the Company’s material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”). Except as would not reasonably be expected to have a Material Adverse Effect, each of the Insurance Policies or renewals thereof are in full force and effect, all premiums on the Insurance Policies that are due and payable have been timely paid and the Company and its Subsidiaries are in compliance with the terms of such Insurance Policies. As of the date hereof and during the past twelve (12) months, there is and has been no claim by the Company or any Subsidiary of the Company pending under any Insurance Policies that has been denied or disputed by the insurer or in respect of which such insurer has reserved its rights. During the past twelve (12) months, no policy limits for any Insurance Policy has been exhausted or materially reduced. To the Knowledge of the Company, (a) the termination of any Insurance Policy has not been threatened within the past twelve (12) months and (b)  no insurer intends not to renew any Insurance Policy.

Section 3.23    No Rights Agreement. The Company is not a party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is applicable to the Company, the Shares, the Merger, this Agreement or the other transactions contemplated by this Agreement.

Section 3.24    Customers and Vendors. Section 3.24 of the Company Disclosure Letter sets forth a list of the (a) top 10 largest customers of the Company and its Subsidiaries, taken as a whole, as determined by dollar volume for the twelve (12) month period ended as of June 30, 2019 (each a “Material Customer”) and (b) top 10 largest suppliers, vendors and service providers of the Company and its Subsidiaries, taken as a whole, as determined by aggregate expenses for the twelve (12) month period ended as of June 30, 2019 (each a “Material Vendor”). Since January 1, 2019, no Material Customer or Material Vendor (i) has terminated or, to the Knowledge of the Company, threatened to terminate its relationship with the Company or its Subsidiaries, (ii) has materially decreased or limited materially or, to the Knowledge of the Company, threatened to materially decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company or its Subsidiaries, or (iii) materially changed or, to the Knowledge of the Company, threatened to change materially its business relationship with the Company or its Subsidiaries. To the Knowledge of the Company, there are no unresolved material disputes with any Material Customer or Material Vendor.

Section 3.25    Independent Investigation. In entering into this Agreement, the Company acknowledges that it has relied solely upon its own investigation, review and analysis of Parent and Merger Sub and not on any factual representations or opinions of Parent or Merger Sub or their respective representatives (except the representations and warranties contained in Article IV). Except for the representations and warranties contained in Article IV, the Company acknowledges and agrees that none of the Parent and its Affiliates and no other Person makes, nor is the Company relying on, any other express, implied or statutory representation or warranty with respect to or on behalf of, Parent, Merger Sub or their respective Affiliates or their respective businesses or with respect to any other information provided or made available to the Company or Company representatives in connection with the Merger or the other transactions contemplated hereby, including the accuracy or completeness thereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1    Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2    Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been or will be, as the case may be, duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement. The sole stockholder of Merger Sub has duly executed a written consent, effective immediately following execution of this Agreement, adopting this Agreement and approving the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of the Enforceability Exceptions.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub, including the consummation of the Merger, do not and will not require any authorization, consent, order license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity except for the Transaction Approvals and such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and assuming the Transaction Approvals are obtained, will not (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except, in the cases of clauses (i) and (iii) above for any such conflict, violation, breach or other occurrence, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3    Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4    Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.5    Funding.

(a)    Parent will have at the time contemplated hereunder for Closing, sufficient cash on hand or available under any binding credit facilities to (i) pay an amount in cash equal to the aggregate amounts required to be paid pursuant to Article I, (ii) pay any and all fees and expenses required to be paid by Parent or Merger Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement and the Equity Commitment Letter, (iii) satisfy all other obligations of Parent or Merger Sub and the Surviving Corporation contemplated hereunder and thereunder, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and all associated costs and expenses of the Merger, and (iv) consummate the transactions contemplated by this Agreement and the Equity Commitment Letter. Neither Parent nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and neither of them is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would or would reasonably be expected to impair or adversely affect such resources.

(b)    Parent has ensured that no financing is directly or indirectly attributable to a source that is prohibited by Sanctions issued by the United States or any other applicable jurisdiction.

(c)    Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.6    Operations and Ownership of Merger Sub.

(a)    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than those incident to its formation or incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby. None of Parent, Merger Sub or their respective Affiliates is a Foreign Person.

(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub.

Section 4.7    Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates (a) beneficially owns, or has beneficially owned at any time within the last three (3) years, any Shares and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement, or (b) is or has been at any time within the last three (3) years, an Interested Stockholder (as defined in Section 203 of the DGCL) of the Company. For purposes of this Section 4.7, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Exchange Act.

Section 4.8    Certain Agreements. Other than this Agreement and the Support Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal agreements, arrangements or other understandings (whether or not binding or oral or written) with any stockholder (other than any existing limited partner of the Equity Investors or any of its Affiliates), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries: (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries’ businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Shares, (ii) such holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Equity Investors has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 4.9    Equity Commitment Letter. Parent has delivered to the Company a true, complete and correct copy of the fully executed Equity Commitment Letter, dated as of the date hereof, by and among the Equity Investors, pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amount set forth therein. The Equity Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of the Equity Investors. The Equity Commitment Letter provides that the Company is an express, intended third-party beneficiary of the Equity Commitment Letter and is entitled to enforce the Equity Commitment Letter in accordance with its terms (subject to the Enforceability Exceptions). No event has occurred that, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Equity Investors pursuant to the Equity Commitment Letter. As of the date hereof, there are no conditions precedent or subsequent related to the funding of the full amount of the financing other than those contemplated by the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter has not been amended, waived, supplemented or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto. As of the date hereof, Parent has no reason to believe that, the financing contemplated by the Equity Commitment Letter will not be available to Parent on the Closing Date. Parent is not in default or breach under the terms and conditions of the Equity Commitment Letter and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Equity Commitment Letter by Parent or, to the knowledge of Parent, any other party thereto. There are no side letters, understandings or other agreements or arrangements relating to the financing contemplated by the Equity Commitment Letter to which Parent or any of its Affiliates is a party, in addition to the Equity Commitment Letter, that could adversely affect such financing in any respect, other than those set forth in the Equity Commitment Letter.

Section 4.10    Solvency. Assuming that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.3 have been satisfied or waived, then immediately following the Effective Time and after giving effect to all transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith): (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed (i) the value of all Liabilities of the Surviving Corporation and such Subsidiaries, taken as a whole, including contingent and other Liabilities, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on their existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities, including contingent and other Liabilities, as they mature” means that the applicable Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due in the next twelve (12) months. The representations in this Section 4.10 are given subject to the following assumptions: (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects, (ii) the Company has complied with its obligations under this Agreement in all respects and (iii) any estimates, projections or forecasts of the Company or its Subsidiaries made available to Parent prior to the date of this Agreement have been prepared in good faith based on assumptions that were and continue to be reasonable (it being understood that the Company is not making any representation or warranty with respect thereto as a result of such assumption in this clause (iii)).

Section 4.11    Antitrust. As of the date of this Agreement, no fact or circumstance exists, including any current holding and any transaction under consideration by Parent or any of its Affiliates, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act, Israeli Economic Competition Law or the applicable requirements of jurisdictions other than the United States or Israel designed to govern competition.

Section 4.12    No Foreign Ownership or Control. Neither Parent nor Merger Sub qualifies as a “foreign person” as defined under 31 C.F.R. Section 800.216 or “foreign interest” as defined in Appendix to NISPOM, and the transactions contemplated under this Agreement do not require pre-closing notification to the U.S. Department of State, Directorate of Defense Trade Controls pursuant to 22 C.F.R. § 122.4(b), Parent or Merger

Sub expect the Company to provide notice to or the Defense Counterintelligence and Security Agency on or about the date hereof in accordance with NISPOM § 1-302(g).

Section 4.13    No Other Information; Non-Reliance.

(a)    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledge that (i) the Company makes no representations or warranties as to any matter whatsoever in connection with this Agreement and the transactions contemplated hereby except as expressly set forth in Article III or contained in any of the agreements contemplated hereby, (ii) the representations and warranties set forth in Article III are made solely by the Company and (iii) no Representative of the Company (other than the Company) shall have any responsibility or Liability related thereto.

(b)    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that it has relied solely upon its own investigation, review and analysis of the Company and its Affiliates and, except for the representations and warranties expressly set forth in Article III or contained in any of the agreements contemplated hereby, it is not acting (including, as applicable, by entering into this Agreement or consummating the transactions contemplated hereby, including the Merger) in reliance on:

(i)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(ii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business.

(a)    During the period from the date hereof until the earlier of the valid termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement or (iv) as set forth on Section 5.1(a) of the Company Disclosure Letter, the Company shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, and to comply in all material respects with applicable Law.

(b)    In addition to and without limiting the generality of Section 5.1(a), during the period from the date hereof until the earlier of the valid termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted, contemplated or required by this Agreement, or (iv) as set forth on Section 5.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(A)    amend, waive or otherwise change (whether by merger, consolidation or otherwise) any provision of the Company Organizational Documents or any organizational documents of any Subsidiary of the Company;

(B)    except as permitted by Section 5.1(b)(E), issue, deliver, sell, pledge, encumber, dispose of, grant, transfer, split, combine, reclassify or authorize the issuance, delivery, sale, pledge, encumbrance, disposition or grant of any capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries, or enter into any agreements to modify the rights of any Equity Interests in the Company or any of its Subsidiaries, or authorize the issuance or sale of any Equity Interests or debt securities in the Company or any of its Subsidiaries;

(C)    make, declare, set aside or pay any dividend, or make any other distribution (whether in cash or in kind) on, redeem, purchase, repurchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (1) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) the acceptance of Shares as payment for the exercise price of Company Options outstanding as of the date hereof, if any, (3) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options, if any, Company RSUs or Company Restricted Stock outstanding as of the date hereof or (4) purchases, redemptions, or other acquisitions of any shares of its capital stock or any other securities required by the terms of any Company Benefit Plan set forth on Section 5.1(b)(C) of the Company Disclosure Letter;

(D)    grant or announce any grants of any Company Options, Company RSUs, Company Restricted Stock or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than in the ordinary course of business;

(E)    issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Options, if any, or Company RSUs outstanding as of the date hereof, or permitted to be issued pursuant to this Agreement, in accordance with their terms, or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(F)    incur, create, issue, syndicate, refinance, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any options, warrants, calls, debt securities or any rights to acquire any debt securities, except for (1) short-term debt incurred to fund the operation of the business of the Company and its Subsidiaries in the ordinary course of business and in a manner consistent in all material respects with past practices, (2) Indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (3) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (F) or is outstanding on the date hereof, (4) Indebtedness incurred in the ordinary course and in a manner consistent in all material respects with past practices pursuant to the Credit Facilities or any other amendment or modification to, or waiver under, the Credit Facilities, (5) reasonable travel advances to employees in the ordinary course of business and in a manner consistent in all material respects with past practices or (6) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $100,000 in aggregate principal amount outstanding;

(G)    forgive, discharge or cancel any Indebtedness owed to or claims held by the Company or any of its Subsidiaries;

(H)    sell, lease, license, transfer, abandon, let lapse or otherwise dispose of any of its properties, assets or rights or any portion thereof having a fair market value in excess of $250,000 individually or $500,000 in the aggregate (other than to the Company or a wholly owned Subsidiary of the Company);

(I)    disclose any Trade Secrets (other than pursuant to a written confidentiality Contract entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company and its Subsidiaries in, such Trade Secrets);

(J)    acquire the assets of any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person (in each case other than a wholly owned Subsidiary of the Company) in excess of $100,000 individually or $250,000 in the aggregate;

(K)    (1) adopt, waive the performance of, modify, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, except as required by applicable Law, (2) accelerate any rights or benefits under any Company Benefit Plan, (3) accelerate the time of vesting, funding or payment of any award under any Company Benefit Plan, in each case except as required by the terms of this Agreement or as required by applicable Law or the terms of a Company Benefit Plan or Contract or agreement in effect on the date hereof set forth on Section 5.1(b)(K) of the Company Disclosure Letter, (4) hire any new employee or service provider of the Company or its Subsidiaries, except employees or service providers eligible to earn less than $150,000 in total annual compensation and with a title more junior than director in the ordinary course of business or (5) terminate the employment of any employee or service provider of the Company or its Subsidiaries, other than terminations for cause or terminations of employees with a title junior to vice president in the ordinary course of business;

(L)    adopt, modify, extend, or enter into any new Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(M)    waive or release any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(N)    (1) increase the compensation (including severance, deferred compensation, change-in-control and retention compensation) or benefits of any current or former employee, director, officer or other service provider of the Company or its Subsidiaries, except as required by applicable Law or the terms of a Company Benefit Plan or Contract in effect on the date hereof and set forth on Section 5.1(b)(N) of the Company Disclosure Letter or (2) make, announce or grant any bonus or adopt, amend, modify, terminate or enter into any new employment, retention or severance agreement with, any current or former employee, director, officer or other service provider of the Company or its Subsidiaries whose annual base compensation is in excess of $300,000;

(O)    (i) make, change or rescind any material election relating to Taxes except in the ordinary course of business, (ii) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax Liability, (iii) enter into any closing agreement with respect to any material Taxes, (iv) change any method of reporting material income or deductions for federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2017; except, in each case, as is required by applicable Law or GAAP, or (v) request any Tax rulings from any Governmental Entity;

(P)    make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law;

(Q)    announce, implement, or effectuate any plant closing or mass layoff that would incur any Liability or obligation under WARN;

(R)    commence, pay, discharge, settle, compromise or satisfy any pending or threatened Proceedings (whether or not commenced prior to the date of this Agreement) outside of the ordinary course of business if such settlement would (i) require payment by the Company in excess of $50,000 in any individual case or series of related cases or $100,000 in the aggregate with all other Proceedings, other than claims specifically reserved against in the Company Financial Statements (for amounts not in excess of such reserves), (ii) involve injunctive or equitable relief or (iii) impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries;

(S)    adopt a plan of merger, consolidation, reorganization, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiary (other than the Merger or notwithstanding Section 5.5) or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it or any of its Subsidiaries under any similar law;

(T)    adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(U)    enter into any new line of business or abandon any existing line of business;

(V)    make any commitment for capital expenditures in excess of $150,000 in the aggregate that would obligate the Company or any of its Subsidiaries to pay amounts after Closing, except in a manner consistent with the Company’s budget for capital expenditures (a copy of which has been made available to Purchaser), or fail to make any budgeted capital expenditures;

(W)     (i) in any material respect, amend, modify, extend, renew or terminate any lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property or (ii) except in the ordinary course of business consistent in all material respects with past practices, enter into, amend, modify, waive any material right under or terminate any Company Material Contracts (or any contract that would be a Company Material Contracts if such contract were in effect as of the date hereof) or reduce or waive any material payment right thereunder;

(X)    enter into any Related Party Transaction;

(Y)    cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

(Z)    fail to maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted; or

(AA)    agree, authorize, or commit in writing or otherwise to take any of the actions described in Section 5.1(b)(A) through Section 5.1(b)(Y)(AA) above.

Section 5.2    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3    Operations and Ownership of Parent and Merger Sub. Prior to the Effective Time, Merger Sub shall not carry on any business or conduct any operations other than as necessary, advisable or convenient to the execution of this Agreement and consummation of the transactions contemplated hereby, the performance of its obligations hereunder and matters ancillary thereto and will have no assets, Liabilities or obligations of any nature other than those incident to its formation or incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby.

Section 5.4    Access.

(a)    For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the valid termination of this Agreement and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request; provided, that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Company Board (or any committees or subcommittees thereof, including the Special Committee) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto. Notwithstanding anything to the contrary contained in this Section 5.4(a), any document, correspondence or information or other access provided pursuant to this Section 5.4(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger. All access pursuant to this Section 5.4(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated exclusively through the designated Representatives of the Company.

(b)    Notwithstanding anything to the contrary contained in this Section 5.4, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or Affiliates or (ii) violate any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld, upon Parent’s request, reasonably cooperate with the Company to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c)    The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of May 21, 2019, between the Company and an Affiliate of Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.5    No Solicitation.

(a)    (i) During the period beginning on the date hereof and continuing until 12:01 a.m. New York City time on October 22, 2019 (the “Solicitation Period End Time”), the Company and the Company’s Subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (x) initiate, solicit, facilitate, whether publicly or otherwise, and encourage any Acquisition Proposal or any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (y) provide access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement executed by the Person receiving such non-public information; provided that the Company promptly provides or makes available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to any such Person and that was not previously provided or made available to Parent; and (z) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Parent shall not, and shall cause each of Merger Sub and each of their respective Affiliates not to, intentionally and materially interfere with or prevent the participation of any Person, including any officer or director of the Company or any of the Company Subsidiaries and any bank, investment bank or potential provider of debt or equity financing, in negotiations and discussions permitted by this Section 5.5.

(ii)    At the Solicitation Period End Time (or, with respect to any Excluded Party, at 12:01 a.m. New York City time on the fifteenth (15th) day after the date on which the Solicitation Period End Time occurs (the “Cut-Off Time”)): (A) the Company shall, and shall cause each of its Subsidiaries and each of their directors, officers, Representatives and Affiliates to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent, its Affiliates and its and their respective Representatives) relating to any Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal; (B) the Company shall as promptly as possible (and in any event within forty-eight (48) hours) send written notice of such termination to any and all Persons with whom it is terminating solicitations, discussions or negotiations under the foregoing clause (A); and (C) the Company shall as promptly as possible (and in any event within twenty-four (24) hours) terminate dataroom access from any such Person and its Representatives. Notwithstanding anything in this Section 5.5 to the contrary, the Company shall not, and shall cause its Affiliates not to, reimburse or agree to reimburse the expenses of any Person (other than the Company’s Representatives or Parent, its Affiliates or its or their respective Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal.

(iii)    No later than twenty-four (24) hours after the Solicitation Period End Time, the Company shall provide Parent with a written summary of all material terms of any then pending Acquisition Proposals that were made in writing by any Excluded Party.

(b)    From the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time) until the earlier of the Effective Time and the valid termination of this Agreement, except as expressly permitted by this Section 5.5, the Company shall not (and shall not publicly announce any intention to), directly or indirectly, and the Company shall cause each of its Subsidiaries and their respective Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry, discussion negotiation, or request with respect to, or the making of, any proposal or offer that could reasonably be expected to lead to, or that constitutes, any Acquisition Proposal (provided, that the foregoing shall not prohibit the Company or any of its Representatives from contacting any Person who has made an Acquisition Proposal (or such Person’s Representatives) solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof), (ii) engage or enter into, continue or otherwise participate in any negotiations or discussions concerning, or otherwise cooperate with, knowingly assist or participate in, knowingly facilitate or provide access to any non-public information or data or to its properties, books, records or personnel to any Person relating to an Acquisition Proposal, (iii) approve, endorse, enter into or recommend, or propose publicly to approve, endorse, enter into or recommend, any Acquisition Proposal, or (iv) resolve or agree to take any of the foregoing actions. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as expressly permitted by this Section 5.5, the Company shall not (and shall not publicly announce any intention to), directly or indirectly, and the Company shall cause each of its Subsidiaries and their respective Representatives not to, (A) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement, understanding or arrangement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby, or (B) resolve or agree to take any of the foregoing actions. Any violation or breach of the restrictions or obligations set forth in this Section 5.5 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries acting on behalf of or at the direction of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.5 by the Company.

(c)    Notwithstanding anything to the contrary in Section 5.5(b) of this Agreement, nothing contained in this Agreement shall prevent the Company or the Company Board (at the recommendation of the Special Committee) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, complying with Rule 14d-9 promulgated under the Exchange

Act, including a “stop, look and listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any legally required disclosure to the Company’s stockholders with regard to an Acquisition Proposal (provided, that neither the Company nor the Company Board may recommend any Acquisition Proposal unless permitted by Section 5.5(f) and the Company may not fail to make, or withdraw, modify or change in a manner materially adverse to Parent all or any portion of, the Company Board Recommendation unless permitted by Section 5.5(f) or Section 5.5(g)).

(d)    Notwithstanding anything in this Agreement to the contrary, after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), but prior to obtaining the Company Stockholder Approval, if the Company or the Company Board receives a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.5 and the Special Committee shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the Special Committee’s fiduciary duties to the Company’s stockholders under applicable Law, nothing contained in this Agreement shall prevent the Company or the Company Board from: (x) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made such Acquisition Proposal; provided that (1) the Company Board has received from the Person or group so requesting such information an Acceptable Confidentiality Agreement and (2) the Company has promptly provided or made available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to any such Person and that was not previously provided or made available to Parent; or (y) contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made such Acquisition Proposal. As promptly as reasonably practicable (and in any event no later than twenty-four (24) hours) following the receipt thereof (in each case, after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time)), the Company shall (A) notify Parent in writing of the receipt of any Acquisition Proposal or any inquiry or request with respect to, or that could reasonably be expected to lead to an Acquisition Proposal, which notice shall include the material terms and conditions (whether written or oral) of such Acquisition Proposal, and (B) deliver to Parent copies of all written proposals, letters of interest, term sheets, commitment letters, proposed definitive documents or similar documents relating to any Acquisition Proposal received by the Company or its Representatives from any such offeror or its Representatives. After the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), the Company will keep Parent reasonably informed in all material respects of any material developments with respect to any such Acquisition Proposal (and any subsequent amendments or modifications thereto) and deliver copies of revised or newly received documents received by the Company or its Representatives from any such offeror or its Representatives to Parent, in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. The Company shall, as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Special Committee that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(e)    Except as expressly permitted by Section 5.5(f) or Section 5.5(g), prior to obtaining the Company Stockholder Approval, the Company Board or the Special Committee shall not (i) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Acquisition Proposal (v) after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), fail to recommend against any Acquisition Proposal that has been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days of receipt of a written request from Parent to do so, or (vi) after the Solicitation Period End Time (or, in the case of an Excluded Party, the Cut-Off Time), fail to reaffirm the Company Recommendation following an Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days of receipt of a written request from the Parent to do so (provided that the Company Board or the Special Committee shall not be required to make such reaffirmation more than one time with respect to any given Acquisition Proposal unless there shall have been a publicly disclosed change regarding such Acquisition Proposal, and, provided, further, that such reaffirmation may include such additional disclosures as the Company reasonably determines to be required under applicable securities laws) (any action prohibited by this clause (e) being referred to as an “Adverse Company Board Recommendation Change”).

(f)    Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.5, the Special Committee may (x) make an Adverse Company Board Recommendation Change with respect to such Acquisition Proposal or (y) recommend any such Acquisition Proposal and cause the Company to terminate this Agreement in order to enter into a definitive agreement with respect to such Acquisition Proposal, in each such case if (A) the Special Committee shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal, if accepted, is a Superior Proposal and (B) the Special Committee shall have determined in good faith, after consultation with its outside legal counsel, that its failure to recommend that the Company Board effect an Adverse Company Board Recommendation Change with respect to such Acquisition Proposal or to terminate this Agreement in order to enter into a definitive agreement with respect to such Acquisition Proposal, would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company Board may not effect an Adverse Company Board Recommendation Change or terminate this Agreement pursuant to the foregoing unless:

(i)    the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Superior Proposal Notice Period”), of its intention to effect such an Adverse Company Board Recommendation Change or termination (which notice itself shall not constitute an Adverse Company Board Recommendation Change or termination) with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal;

(ii)    if requested by Parent, the Company shall have been available to negotiate with, and shall have directed its Representatives to negotiate with, Parent in good faith during the Superior Proposal Notice Period in order to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and would cause such Superior Proposal to no longer constitute a Superior Proposal);

(iii)    following the Superior Proposal Notice Period and after considering the results of any negotiations and giving effect to any amendments or modifications made or agreed to in writing by Parent, if any, the Special Committee (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, that such Superior Proposal continues to constitute a Superior Proposal (it being understood and agreed that any change to the financial or other material terms of an Acquisition Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Superior Proposal Notice Period shall be deemed to be two (2) Business Days rather than three (3) Business Days); and

(iv)    if the Company Board or the Special Committee determines to terminate this Agreement pursuant to the foregoing, the Company pays the applicable Company Termination Fee to Parent prior to or concurrently with such termination.

(g)    Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board (at the recommendation of the Special Committee) may make an Adverse Company Board Recommendation Change with respect to an Intervening Event, if the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that its failure to effect an Adverse Company Board Recommendation Change with respect to an Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Special Committee may not recommend that the Company Board effect such an Adverse Company Board Recommendation Change unless:

(i)    the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Intervening Event Notice Period”) of its intention to effect such an Adverse Company Board Recommendation Change (which notice itself shall not constitute an Adverse Company Board Recommendation Change), which notice shall specify the material details of such Intervening Event;

(ii)    if requested by Parent, the Company shall have been available to negotiate with, and shall have directed its Representatives to negotiate with, Parent in good faith during the Intervening Event Notice Period in order to enable Parent to revise the terms of this Agreement so that the failure to make such an Adverse Company Board Recommendation Change would no longer be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholder under applicable Law; and

(iii)    following the Intervening Event Notice Period and after considering the results of any negotiations and giving effect to any amendments or modifications made or agreed to, in writing, by Parent, if any, the Special Committee (after consultation with its financial advisor and outside legal counsel) shall have determined in good faith, that the failure to make such an Adverse Company Board Recommendation Change continues to reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholder under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Intervening Event Notice Period shall be deemed to be two (2) Business Days rather than three (3) Business Days).

(h)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are, as determined in good faith by the Company, no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement shall not (A) prevent the Company or any of its Subsidiaries or its and their Representatives from complying with any of the provisions of this Agreement (including Section 5.5) or restrict in any manner the Company’s ability to consummate the transactions contemplated hereby prior to the valid termination hereof, (B) adversely affect the rights of the Company thereunder upon compliance by the Company with the provisions of this Agreement, (C) include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement, (D) provide for any expense reimbursement obligations or (E) prevent or restrict any Person from making a private Acquisition Proposal directly to the Company Board (or a committee thereof) (provided, however, that, in the case of any private Acquisition Proposal, the Company Board (or a committee thereof) and the Company shall be able to make any such disclosures with respect thereto as the Company Board (or a committee thereof) shall determine to be necessary under applicable Law).

(ii)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions (A) any direct or indirect acquisition, purchase or license of the assets or business of the Company or any of its Subsidiaries that constitute twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition, purchase or issuance (whether by merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving an acquisition of the Company) of twenty percent (20%) or more of any class or series of Company Securities, (C) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class or series of capital stock of the Company, (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D).

(iii)    “Superior Proposal” means any written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased from twenty percent (20%) to fifty percent (50%)) that the Company Board or the Special Committee in good faith determines would, (i) if consummated on its terms, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (including any changes to the terms of the Merger and this Agreement agreed to in writing by Parent in accordance with Section 5.5(f)) and (ii) reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory and other aspects and contingencies of such proposal that the Company Board or the Special Committee in good faith determines to be relevant.

(iv)    “Intervening Event” means any positive material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (A) was not actually known or reasonably foreseeable to the Special Committee or the Company Board as of, or prior to, the date of this Agreement; and (B) does not relate to any Acquisition Proposal or Superior Proposal, in each case other than (A) an effect resulting from a breach of this Agreement by the Company or any of its Subsidiaries; (B) changes in the market price or trading volume of the Shares, in and of itself; or (C) the fact that the Company meets or exceeds any internal or published projections, forecasts, budgets, plans for any period, in and of itself; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal be taken into account in determining whether an Intervening Event has occurred.

Section 5.6    Stockholders’ Meeting. The Company shall (a) no later than the fifth (5th) Business Day following the date on which it receives confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if (x) the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) day after the date on which the Company is deemed to have filed the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement and (y) the SEC advises the Company’s counsel that it will not provide confirmation regarding such review status), take all required or reasonably necessary action to commence the process by which it establishes a record date for, duly calls, gives notice of, convenes and holds a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL (including any adjournment or postponement thereof, the “Stockholders’ Meeting”), with such record date being selected after reasonable consultation with Parent and such meeting date being held no later than the later of fifty (50) days after the dissemination of the Proxy Statement to the stockholders of the Company in accordance with Section 5.7 and the tenth (10th) Business Day following the day on which the Solicitation Period End Time (or, in case there is any Excluded Party, the Cut-Off Time) occurs (or if such later day is not a Business Day, the next succeeding Business Day) and (b) unless the Company Board (at the recommendation of the Special Committee) has effected an Adverse Company Board Recommendation Change in accordance with Section 5.5 or there has been an earlier valid termination of this Agreement, use its reasonable best efforts to secure the Company Stockholder Approval at the Stockholders’ Meeting. Once established, except as required by applicable Law, the Company shall not change the record date or the meeting date for the Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Unless this Agreement is earlier validly terminated pursuant to Article VII, the Company shall take all action required under the DGCL, the Company Organizational Documents and the applicable requirements of Nasdaq necessary to establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Company Board (at the recommendation of the Special Committee) at any time subsequent to the Agreement Date shall have effected an Adverse Company Board Recommendation Change or otherwise shall have determined that this Agreement is no longer advisable. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders’ Meeting if (i) there are holders of an insufficient number of Shares present or represented by proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting or to adopt this Agreement or (ii) the Special Committee has determined in good faith after consultation with its outside legal counsel that it is required to postpone or adjourn the Stockholders’ Meeting by applicable Law, Order or a request from the SEC; provided, that, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Stockholders’ Meeting will not be postponed or adjourned by more than ten (10) days unless a lengthier period is required by applicable Law, Order or a request from the SEC. In the case of any such adjournment or postponement pursuant to this Section 5.6, the Company shall consult with Parent prior to making such adjournment or postponement, and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Parent. The Company shall, unless a stockholder proposal to do so is not approved by the stockholders of the Company, adjourn the Stockholders’ Meeting on one or more occasions for an aggregate period of up to thirty (30) days if so requested by Parent (and subsequently hold the Stockholders’ Meeting as promptly as practicable after such adjournment), in each case, if, on the date for which the Stockholders’ Meeting is then scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Company Stockholder Approval.

Section 5.7    Securities Filings.

(a)    As soon as reasonably practicable and in any event within twenty (20) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Stockholders’ Meeting and Parent and Merger Sub shall provide other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. Subject to Section 5.5(f) and Section 5.5(g), the Company shall include the Company Board Recommendation in the Proxy Statement. The Company will cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.

(b)    Without limiting the generality of the foregoing, Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act, and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the Proxy Statement (or any amendment or supplement thereto) or respond to SEC comments without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall not file any Other Required Company Filing (or any amendment or supplement thereto) or respond to SEC comments without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing and any request by the SEC for any amendment or revisions to the Proxy Statement or any Other Required Company Filing or for additional information. Except as otherwise required by Law, the Company and its Subsidiaries, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without providing the other, a reasonable opportunity to review and comment on such written communication and shall consider in good faith any reasonable comments or revisions made by such reviewing party and its counsel.

(c)    The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, including any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

(d)    If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Section 5.7, except in connection with an Adverse Company Board Recommendation Change in accordance with Section 5.5, as permitted by Section 5.12, or as required by applicable Law (as determined in good faith by the Special Committee after consulting with outside legal counsel), no amendment or supplement to the Proxy Statement or to an Other Required Company Filing shall be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

Section 5.8    Employee Matters. With respect to employee matters, the parties have made the agreements and covenants set forth in Exhibit D to this Agreement, which is hereby incorporated into this Agreement by reference.

Section 5.9    Regulatory Approvals; Efforts.

(a)    Prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any Governmental Entities or third parties required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) subject to the provisions of Section 5.14, defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and doing all other things reasonably necessary or desirable to consummate the Merger and to fully carry out the purposes or intent of this Agreement.

(b)    Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.9. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity. To the extent not prohibited by the applicable Governmental Entity, no party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other parties in advance and gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.9(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Materials provided pursuant to this Section 5.9 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns. In addition to the foregoing provisions of this Section 5.9(b), a party hereto may request entry into a joint defense agreement as a condition to providing any materials hereunder. Upon delivery of such a request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(c)    The Company and Parent shall make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under the Israeli Economic Competition Law or any applicable antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall promptly file any notifications and report forms (that are comparable to the notification and report forms under the HSR Act) under any other applicable antitrust Law.

(d)    In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9, if any administrative or judicial action or Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e)    Except as specifically required by this Agreement, from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 7.1, Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period or (ii) materially delay the consummation of the transactions contemplated hereby.

(f)    Prior to the Effective Time, the Company shall use its reasonable best efforts to promptly obtain any consents of third parties with respect to any Company Material Contracts, as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any such Company Material Contract as a result of the execution, performance or consummation of the transactions contemplated hereby, in each case to the extent reasonably requested in writing by Parent, subject to the proviso in the immediately following sentence. In the event that such third party consent described in this Section 5.9(f) shall not be obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such Company Material Contracts; provided, that without its consent (such consent to be given or withheld in its sole discretion), the Company shall not be required to pay any amount or change Contract terms or its business practices in order to obtain any such consent.

Section 5.10    102 Tax Ruling. As soon as practicable after the date of this Agreement, the Company shall instruct its Israeli counsel to prepare and file with the ITA an application for a ruling (which shall be approved by Parent prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming that (i) the conversion of Section 102 Shares into the right to receive the Section 102 Shares Consideration in accordance with Section 2.1(a), shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102) so long as the Section 102 Shares Consideration is deposited with the 102 Trustee until the end of the respective holding period, and (ii) the deposit of the Section 102 Shares Consideration with the Paying Agent and the 102 Trustee shall not be subject to any withholding obligation (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Tax Ruling”). The Company shall include in the request for the 102 Tax Ruling a request to exempt Parent, the Surviving Corporation, the Paying Agent and their respective agents from any withholding obligation with respect to payments made to the 102 Trustee. If the 102 Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf  (including the Paying Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to any Section 102 Shares to the Paying Agent, the 102 Trustee or the Company in connection with the Merger (the “Interim 102 Tax Ruling”). To the extent that prior to the Closing an Interim 102 Tax Ruling shall have been obtained, then all references in this Agreement to the 102 Tax Ruling shall be deemed to refer to such Interim 102 Tax Ruling, until such time that a final definitive 102 Tax Ruling is obtained.

Section 5.11    Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate, or otherwise minimize, the effects of such Takeover Statute on the Merger and the other transactions contemplated hereby. Nothing in this Section 5.11 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.12    Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement and the Company’s Current Report on Form 8-K disclosing the execution of this Agreement shall be in the form heretofore agreed to by the parties and that the parties shall consult with each other before issuing any other press release or making any other public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of the other party, issue such press release or make such public announcement (a) so long as such statements are not inconsistent with previous statements made jointly by, or with the approval of, the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall not apply to (i) any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, an Adverse Company Board Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.5 or (y) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby or (ii) ordinary course communications by Parent, Merger Sub and their respective Affiliates regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.13    Indemnification and Insurance.

(a)    For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and each of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Subsidiary of the Company and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees that have been made available to Parent (collectively, the “Existing Indemnification Arrangements”) arising out of acts or omissions in their capacity as directors or officers of the Company or any of its Subsidiaries, or any other Person serving in such capacities of another entity or enterprise at the request or for the benefit of the Company or any of its Subsidiaries, occurring at or prior to the Effective Time. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption of this Agreement and the consummation of the transactions contemplated hereby. From and after the Effective Time, subject to any requirements of applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any actual or threatened Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.13(a) if required by the Existing Indemnification Arrangements. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against such Persons with respect to matters subject to indemnification or advancement hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.13(a) shall continue in effect until the final disposition of such Proceeding or investigation.

(b)    For not less than seven (7) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of each Subsidiary of the Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are set forth in Exhibits B and C annexed hereto. To the extent permitted by applicable Law, indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees that have been made available to Parent shall continue in full force and effect in accordance with their terms following the Effective Time.

(c)    For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect policies of directors’ and officers’ liability insurance and fiduciary liability insurance that collectively provide coverage for matters arising on or before the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries (true and complete copies of which have been previously made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as reasonably practicable for such amount. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, at prevailing market rates, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby and full prior acts coverage for all acts or omissions taking place before the tail becomes effective.

(d)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 5.13.

(e)    This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons. The rights to indemnification, advancement, exculpation, insurance coverage and the other rights provided for herein shall not be deemed exclusive of any other rights to which any Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

Section 5.14    Transaction Litigation. Each party shall promptly (and in any event, within two (2) Business Days) notify the other parties hereto in writing of any Proceedings brought or threatened in writing by any stockholder of the Company or any other Person against it, its affiliates or its or their directors or executive officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such Proceedings as may be reasonably requested). Each party shall give the other parties hereto the opportunity to participate in (but not control) the defense or settlement of any Proceeding against it, its affiliates or its or their directors or officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such Proceeding and the Company shall not settle or agree to settle any such Proceeding without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 5.14, “participate” means that the non-litigating party will be kept apprised by the litigating party of proposed strategy and other significant decisions with respect to the stockholder litigation or Proceedings contemplated by this Section 5.14 (to the extent that the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected, provided, that the litigating party shall inform the other party of the general nature of the information being withheld and, upon such other party’s request, reasonably cooperate with such other party to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the foregoing outcomes), and the non-litigating party may offer comments or suggestions with respect to such stockholder litigation or Proceedings but will not be afforded any decision-making power or other authority over such stockholder litigation or Proceedings.

Section 5.15    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall, and, following the Effective Time, Parent shall cause the Surviving Corporation to, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the delisting of the Company and of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.16    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in a writing signed by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 (Organization) and Section 4.2(a) (Corporate Authority Relative to this Agreement) (collectively, the “Parent Fundamental Representations”) to the extent qualified by materiality, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein ” shall be true and correct in all respects at and as of the date hereof and the Effective Time as if made at and as of the Effective Time and all of the Parent Fundamental Representations to the extent not qualified by materiality, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein shall be true and correct in all material respects at and as of the date hereof and the Effective Time as if made at and as of the Effective Time and (ii) Article IV (other than the Parent Fundamental Representations) (without giving effect to any materiality, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein), shall be true and correct as of immediately prior to the Effective Time as if made at and as of the date hereof and the Effective Time except, in each case, (x) for such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (y) for such failures to be true and correct, individually or in the aggregate, as have not had or would not reasonably be likely to have a Parent Material Adverse Effect.

(b)    Parent and Merger Sub shall have performed and complied in all material respects with each of its covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)     The Company shall have received certificates of the Chief Executive Officer or other senior executive officer of Parent, dated as of the Closing Date, certifying for and on behalf of Parent that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)    Parent shall, immediately prior to the Effective Time, pay the Payoff Amount in accordance with terms of the Payoff Letters.

Section 6.3    Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    The representations and warranties of the Company set forth in:

(i)    Section 3.10(c) (Absence of Certain Changes or Events) of the Agreement shall be true and correct in all respects as of the date specified therein;

(ii)    Section 3.2(a) and Section 3.2(b) (Capital Stock and Indebtedness) shall be true and correct in all respects at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, to the extent such representations and warranties speak as of a specified date or time, in which case they need only be true and correct as of such specified date or time and except, in each case, for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to cause more than a de minimis increase in the aggregate amounts payable by Merger Sub or Parent in the transactions contemplated hereby;

(iii)    Section 3.1(a) (Organization), Section 3.2(c), Section 3.2(d) and Section 3.2(e) (Capital Stock and Indebtedness), Section 3.3(a) (Corporate Authority Relative to this Agreement), Section 3.19 (Opinion), and Section 3.20 (Finders or Brokers) (collectively, the “Fundamental Representations”) to the extent qualified by materiality, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein (but not dollar thresholds) shall be true and correct in all respects at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Fundamental Representations to the extent not qualified by materiality, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein (but not dollar thresholds) shall be true and correct in all material respects at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and

(iv)    Article III (other than in Section 3.2(a), Section 3.2(b) and Section 3.10(c) and the Fundamental Representations) (without giving effect to any materiality, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases therein (but not dollar thresholds)), shall be true and correct at and as of the date hereof and the Effective Time as if made at and as of the date hereof and the Effective Time, respectively, except, in each case, (x) for such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (y) for such failures to be true and correct, individually or in the aggregate, as have not had or would not reasonably be likely to have a Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with each of its covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d)    Parent shall have received a certificate of the Chief Executive Officer or other senior executive officer of the Company, dated as of the Closing Date, certifying for and on behalf of the Company that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e)    The Company shall have delivered to Parent payoff letters in form and substance reasonably satisfactory to Parent (such payoff letters, the “Payoff Letters”) duly executed by the applicable agent(s) to the Credit Facilities pursuant to which such agent(s) shall agree that upon payment of the Payoff Amount specified in such Payoff Letters: (i) all obligations of each credit party arising under or related to the Credit Facilities shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii)  all pledged collateral securing the outstanding obligations under the Credit Facilities shall be returned.

ARTICLE VII.

TERMINATION

Section 7.1    Termination or Abandonment. This Agreement may be terminated and this Agreement and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the occurrence of the Company Stockholder Approval (except as otherwise provided in Section 7.1(d)(ii) or Section 7.1(e)(ii)):

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on March 13, 2020 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by the End Date was primarily caused by the material breach by such party (which shall include, in the case of Parent, Parent and Merger Sub) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement that would cause the applicable condition not to be satisfied;

(c)    by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, that the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied in all material respects with its obligations under Section 5.9 to prevent, oppose and remove such restraint, injunction or other prohibition;

(d)    by the Company:

(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or such breach shall not have been cured within the earlier of (x) at least 30 days since the date of delivery of written notice thereof to Parent and (y) by the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)    prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of Section 5.5(f);

(e)    by Parent:

(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or such breach shall not have been cured within the earlier of (x) at least thirty (30) days since the date of delivery of written notice thereof to the Company and (y) by the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(i) if Parent or Merger Sub are then in material breach of any of their covenants or agreements contained in this Agreement; or

(ii)    prior to obtaining the Company Stockholder Approval, if the Company Board (or any duly authorized committee thereof, including the Special Committee) shall have made an Adverse Company Board Recommendation Change or if the Company shall have committed a Willful Breach of any of its obligations under Section 5.5;

(f)    by either Parent or the Company if, upon a vote taken thereon at the Stockholders’ Meeting, this Agreement shall not have been adopted by the Company Stockholder Approval; and

(g)    by the Company, if: (i) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) have been and continue to be satisfied or waived; (ii) Parent fails to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2; (iii) the Company has provided irrevocable written notice to Parent at least three (3) Business Days prior to such termination that it is prepared, willing and able to effect the Closing; and (iv) at all times during such three (3) Business Day period, the Company stood ready, willing and able to consummate the transactions contemplated hereby and Parent and Merger Sub did not consummate the transactions contemplated hereby.

Section 7.2    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 5.4(c), Section 5.12, this Section 7.2, Section 7.3 and Article VIII and all defined terms appearing in such Sections shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Confidentiality Agreement and the provisions of Section 5.4(c), Section 5.12, this Section 7.2, Section 7.3 and Article VIII; provided, that, subject in all respects to the limitations set forth in this Section 7.2, Section 7.3 (Termination Fees), Section 8.5 (Remedies) and Section 8.15 (Non-Recourse), nothing herein shall relieve (x) the Company from any Liability resulting from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such valid termination or (y) Parent from any Liability resulting from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such valid termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event will the Parent Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including Willful Breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Liability Amount and subject in all respects to the limitations set forth in Section  7.3(f).

Section 7.3    Termination Fee.

(a)    In the event that:

(i)    this Agreement is validly terminated by Parent pursuant to Section 7.1(e)(ii) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay $2,400,000 (the “Company Termination Fee”) to Parent, such payment to be made (x) in the case of a termination pursuant to Section 7.1(e)(ii), within two (2) Business Days after such termination and (y) in the case of a termination pursuant to Section 7.1(d)(ii), prior to or concurrently with such termination, in each case payable by wire transfer of same day funds to an account designated in writing by Parent (such written instruction to be provided promptly after such payment becomes due and payable under this Section 7.3); or

(ii)    this Agreement is validly terminated by (x) Parent or the Company pursuant to Section 7.1(b) or Section 7.1(f) or (y) by Parent pursuant to Section 7.1(e)(i), and (A) following the date hereof and prior to such termination, an Acquisition Proposal shall have been made to the Company Board or shall have been publicly made directly to the Company’s stockholders generally or shall have otherwise become publicly known (and, in each such case, such Acquisition Proposal shall not have been publicly withdrawn prior to the time of termination or, in the case of a termination pursuant to Section 7.1(f), prior to the date of completion of the Stockholders’ Meeting) and (B) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal which is ultimately consummated or consummates an Acquisition Proposal (which need not be the same Acquisition Proposal that was made, announced or publicly known prior to the termination hereof), then in each case the Company shall pay to Parent the Company Termination Fee, by wire transfer of same day funds to an account designated in writing by Parent (such written instruction to be provided promptly after such payment becomes due and payable under this Section 7.3), concurrently with the consummation of such Acquisition Proposal. For the purposes of this Section 7.3(a)(ii), all references to “twenty percent (20%)” in the definition of Acquisition Proposal will be deemed references to “fifty percent (50%)”. Any Parent Expenses paid by the Company to Parent pursuant to Section 7.3(c) shall be credited against, and shall thereby reduce, the amount of the Company Termination Fee that otherwise would be required to be paid by the Company to Parent pursuant to this Section 7.3(a)(ii).

(b)    In the event that this Agreement is validly terminated by the Company pursuant to (i) Section 7.1(d)(i), (ii) Section 7.1(b) if the Company would then be entitled to terminate this Agreement pursuant to Section 7.1(d)(i) or (iii) Section 7.1(g), in each case of the foregoing clauses (i) through (iii), Parent shall pay to the Company within two (2) Business Days after such termination, $3,200,000 (the “Parent Termination Fee”), payable by wire transfer of same day funds to an account designated in writing by the Company (such written instruction to be provided promptly after such payment becomes due and payable under this Section 7.3).

(c)    In the event that this Agreement is validly terminated by Parent pursuant to Section 7.1(e)(ii), then the Company shall pay to Parent an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to $800,000 (the “Parent Expenses”).

(d)    For purposes of this Agreement, “Excluded Party” means any Person or group of Persons from which the Company receives, after the execution of this Agreement and at or prior to the Solicitation Period End Time, a written Acquisition Proposal that remains pending as of, and has not been withdrawn prior to, the Solicitation Period End Time; provided, that (1) the Special Committee determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel), not later than the Solicitation Period End Time, that such Acquisition Proposal constitutes a Superior Proposal or that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, and (2) the Company provides written notice to Parent of such determination, no later than twenty-four (24) hours after the Solicitation Period End Time; provided, further, that a Person or group shall cease to be an Excluded Party upon the withdrawal, termination, expiration or abandonment of such Acquisition Proposal (as it may be amended or modified).

(e)    Each of the parties hereto acknowledges that (i) each of the Company Termination Fee and the Parent Expenses is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fee and expenses are due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (ii) the Parent Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion or shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(f)    Notwithstanding anything to the contrary in this Agreement or any documents executed in connection with this Agreement or the transactions contemplated hereby, but subject to Section 8.5, the maximum aggregate Liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee or the Company Termination Fee, as applicable, and any other payment in connection with this Agreement or otherwise, of the Parent Related Parties or the Company Related Parties, as applicable, collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (i) under this Agreement or any other document or instrument delivered in connection hereunder (excluding the Confidentiality Agreement), (ii) in connection with the failure of the Merger or the other transactions contemplated hereby to be consummated or (iii) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any documents executed in connection with this Agreement or the transactions contemplated hereby, will not exceed under any circumstances an amount equal to (y) with respect to the Parent Related Parties, the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 7.3(b), or, with respect to the Company Related Parties, the Company Termination Fee and the Parent Expenses, if any, due and owing to Parent pursuant to Section 7.3(a) and Section 7.3(c), respectively, plus (z) the Company’s or Parent’s, as applicable, Enforcement Costs (collectively, with respect to the Parent Related Parties or the Company Related Parties, as applicable, the “Maximum Liability Amount”); provided, that in no event will the Parent Related Parties or the Company Related Parties seek, directly or indirectly, to recover against the Company Related Parties or the Parent Related Parties, as applicable, or compel payment by the Company Related Parties or the Parent Related Parties, as applicable, of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Liability Amount of the Company Related Parties or the Parent Related Parties, as applicable, set forth in this Section 7.3(f). Notwithstanding anything to the contrary in this Agreement, if the Company or Parent initiates any Proceeding (or portion thereof) to enforce its rights under this Agreement, then the prevailing party in such action shall be entitled to payment of its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as of the trading day on the date such payment was required to be made through the date of payment (the “Enforcement Costs”); provided that the Liability of the Company for payment of the Enforcement Costs shall not exceed $2,000,000 in the aggregate in respect of such Proceeding (or portion thereof) by the non-prevailing party. Notwithstanding anything to the contrary in this Section 7.3(f), it is understood and agreed that nothing in this Agreement shall limit any rights the Company or Parent may have in respect of the Confidentiality Agreement.

(g)    Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by the terms hereof survive the Effective Time.

Section 8.2    Expenses; Transfer Taxes.

(a)    Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that Parent shall pay (i) all filing fees required under the HSR Act and under any other applicable antitrust Law and (ii) all filing fees required to be paid to the SEC with respect to, and all printing and mailing costs for, the Proxy Statement.

(b)    Except as otherwise provided in Section 2.4(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a Liability of holders of Shares.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4    Governing Law; Jurisdiction.

(a)    This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such matter, then in any state or federal court located in the State of Delaware (such courts, collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.4 is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.5    Remedies. The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, prior to any valid termination of this Agreement in accordance with Section 7.1, (a) each of the parties hereto shall be entitled to, and may seek in the alternative, such remedies as are available at law and in equity, and (b) (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Court (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. Any party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party or its stockholders. In no event shall the Company be entitled to receive (1) both a grant of specific performance or other equitable relief, on the one hand, and the payment of all or any portion of the Parent Termination Fee, on the other hand or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of all or any portion of the Parent Termination Fee, on the other hand. For the avoidance of doubt, subject in all respects to Section 7.2, Section 7.3 and Section 8.15 (including, in each case, the limitations set forth therein), the parties hereto shall be entitled to seek the remedies provided herein in the alternative, and not be required to elect their remedies, in any Proceeding brought to seek redress for the failure of Parent to consummate the Merger pursuant to this Agreement.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified; provided, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7; or (c) when delivered by commercial delivery service; in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Greenbriar Equity Group, L.P.

555 Theodore Fremd Avenue

Suite A201

Rye, NY 10580

Attention:    Noah Roy

Email:          info@greenbriarequity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York, 10022

Attention:    Shawn OHargan, P.C.

Email:          shawn.ohargan@kirkland.com

To the Company:

Arotech Corporation

1229 Oak Valley Drive

Ann Arbor, Michigan 48108

Attention:    Dean Krutty

Email:          krutty@arotechusa.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:    Steven M. Skolnick

Email:          sskolnick@lowenstein.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, that Parent may assign its rights under this Agreement without the prior written consent of the Company to any of its Affiliates; provided, however, that no such assignment shall (x) relieve Parent or Merger Sub of its obligations hereunder or (y) materially impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section  8.8 shall be null and void.

Section 8.9    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, that the economic and legal substance of the transactions contemplated hereby shall be deemed to be affected in a manner materially adverse to the parties hereto if Section 7.3 or Section 8.15 is invalid, void or incapable of being enforced. Upon such a determination that any term or other provision is invalid, void, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.10    Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and any express third-party beneficiaries hereof.

Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, that after the occurrence of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.13 and this Section 8.13, each Representative of the Company and its Subsidiaries shall be an express third-party beneficiary of and shall be entitled to rely upon this Section 8.13 and following the Effective Time, each holder of Shares immediately prior to the Effective Time and each holder of Company Options, if any, Company RSUs and Company Restricted Stock immediately prior to the Effective Time shall be entitled to obtain the aggregate Merger Consideration to which it is entitled pursuant to Article II.

Section 8.14    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “$” or “dollars” shall mean “United States dollars”. The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, has been deposited by the Company in the electronic dataroom maintained for the transactions contemplated hereby by the Company or has been publicly filed by the Company with the SEC prior to the date hereof. The disclosure in any section of the Company Disclosure Letter (other than Section 5.1(a) or Section 5.1(b) thereof) shall qualify (a) the Company’s representations and warranties made in the corresponding Section of Article III (regardless of whether or not such Section is qualified by reference to the Company Disclosure Letter) and (b) the Company’s representations and warranties made in other Sections of Article III, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Section or Sections.

Section 8.15    Non-Recourse. Notwithstanding anything herein to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company shall have any personal Liability to either Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or Merger Sub shall have any personal Liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or Merger Sub in this Agreement.

Section 8.16    Definitions.

(a)    Certain Specified Definitions. As used in this Agreement:

“102 Tax Ruling” shall have the meaning assigned to it in Section 5.10.

“102 Trustee” means the trustee appointed by the Company and/or the Israeli Subs from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the grant of Company Equity Awards pursuant to Section 102(b) of the Ordinance.

“Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws or anti-bribery, anti-corruption or anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Israel are authorized or required by Law to remain closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, employment, termination, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, or life insurance or other benefit or compensation plan, program, agreement, policy, contract or arrangement, funded or unfunded, or insured or self-insured, (i) that is sponsored or maintained by the Company or any of its Subsidiaries, (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or (iii) with respect to which the Company or any of its Subsidiaries has any actual or contingent Liability, other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Credit Facility” means that certain Credit Agreement, dated as of March 11, 2016, among the Company and the other parties thereto, as amended.

“Company Equity Award” means each outstanding award granted under the Company Equity Award Plans (including each outstanding Company Option, Company RSU and Company Restricted Stock).

“Company Equity Award Plans” means the Company’s 2009 Equity Incentive Plan, as amended, and the Company’s 2017 Non-Employee Director Equity Compensation Plan, as amended.

“Company Intellectual Property” means all (i) Owned Intellectual Property, including Registered Intellectual Property, and (ii) Intellectual Property used in, held for use in, developed for, or necessary to the operation of the business of the Company and its Subsidiaries.

“Company Organizational Documents” means the certificate of incorporation, bylaws or similar organizational documents of the Company.

“Company Product” means the hardware, Software and other products and services that the Company and/or its Subsidiaries sells, offers for sale, markets, distributes, licenses or otherwise makes commercially available, or that are currently in development for the purpose of doing any of the foregoing, including power systems, interactive training systems, simulators and technologies, and any related consulting and development support services.

“Company Related Party” means the Company and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Company Stockholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement in accordance with applicable Law and the Company Certificate of Incorporation and the Company Bylaws.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, sublease, concession, agreement, arrangement, commitment, purchase order, insurance policy or other instrument or obligation that is legally binding.

“Credit Facilities” means the Company Credit Facility and the Subsidiary Credit Facility.

“Data Security Requirements” means all (a) applicable Laws (including the Israeli Privacy Protection Law, 1981 and the regulations and guidelines promulgated thereunder) that relate to data privacy, data security, data protection, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any Personal Information, (b) industry standards related to data privacy, data security, data protection, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of Personal Information applicable to the Company, its Subsidiaries, or the conduct of the business of the Company or any of its Subsidiaries, to which the Company is subject or to which the Company has committed, (c) the Company and its Subsidiaries’ internal and external policies or notices relating to processing of Personal Information, and (d) contractual obligations to which the Company or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Company or any of its Subsidiaries relating to any of the foregoing.

“Environmental Law” means any Law (including published Israeli Ministry of Environmental Protection binding guidelines in effect at or prior to Closing) (i) relating to human health and safety (regarding Hazardous Materials), pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes Liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization or approval issued or required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the first entity, trade or business.

“Ex-Im Laws” means all U.S. and Israeli Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Foreign Person” means: any non-U.S. national, non-U.S. government, or non-U.S. entity; or any entity over which control is exercised or exercisable by a non-U.S. national, non-U.S. government, or non-U.S. entity.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Entity on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Government Grant” means a legal instrument between a Governmental Entity and the Company or any of its Subsidiaries that is used to enter into a relationship the principal purpose of which is to transfer funds from the Governmental Entity awarding agency to the Company or any of its Subsidiaries to carry out a public purpose authorized by a law of the Governmental Entity.

“Governmental Entity” means (i) any federal, state, local, transnational or non-U.S. governmental body, arbitral body (public or private), quasi-governmental, administrative agency, board, ministry, bureau or commission or other governmental authority or instrumentality, domestic or foreign, (ii) any self-regulatory organization or stock exchange, including Nasdaq, or (iii) any political subdivision of any of the foregoing.

“Hazardous Materials” means all substances, materials or wastes defined or regulated as hazardous, a pollutant or a contaminant under, or for which Liability may be imposed pursuant to, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“IIA” shall mean the Israeli Innovation Authority (previously known as the Office of Chief Scientist of the Ministry of Economy and Industry of Israel or the OCS).

“IIA Notice” means a written notice of the Israeli Subs to the IIA regarding the change in ownership of the Israeli Subs effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 and the IIA’s regulations.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all lease obligations of such Person required to be capitalized on the books and records of such Person, and any leases required to be capitalized in accordance with GAAP; (iv) all indebtedness of such Person or others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (v) all letters of credit, bank guarantees, surety bonds, performance bonds or similar Contracts issued for the account of such Person, to the extent drawn upon; (vi) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (viii) earn-outs or the deferred and unpaid purchase price of property or goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (ix) any obligations for the repurchase of equity interests of such Person; (x) all guarantees of such Person of any obligations of any other Person other than a wholly owned subsidiary of such Person of the type described in clauses (i) through (ix) above; and (xi) interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of all items in clauses (i) through (x) above.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world, including rights in, arising out of, or associated with: (i) patents and patent applications, patent disclosures and industrial designs (including utility models, designs, and industrial property), registrations and applications for registration of industrial design rights, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and extensions of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, brand names, corporate names, trade names, Internet domain names and social media identifiers and related accounts, or other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”); (iii) copyrights (whether registered or unregistered, including such rights in software) and all registrations and applications therefor, copyrightable works and works of authorship (collectively, “Copyrights”); (iv) designs, data, databases and data compilations; (v) trade secrets and other proprietary and confidential information, including know-how, ideas, algorithms, formulas, compositions, inventions (whether or not patentable and whether or not reduced to practice), processes, techniques, methods, methodologies, procedures, formulations, databases, technical data and designs, plans, proposals, research and development information, drawings, specifications, financial and marketing plans and customer and supplier lists and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, together with (iv), “Trade Secrets”); (vi) Software; and (vii) any other intellectual property, industrial property or similar proprietary rights or assets of any kind or nature and all copies and tangible embodiments thereof (in whatever form or medium).

“Israeli Subs” means Epsilor-Electric Fuel Ltd. and Arodelek, Ltd.

“ITA” means the Israeli Tax Authority.

“Knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge after due inquiry of any executive officer of Parent and (ii) with respect to the Company and its Subsidiaries, the actual knowledge after due inquiry of the individuals listed on Section 8.16(a) of the Company Disclosure Letter.

“Liability” means any and all debts, liabilities and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, known or unknown, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, license, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, event, occurrence, circumstance, condition or development that, individually or in the aggregate, (x) has or would reasonably be expected to prevent or materially impair or delay the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby or (y) has or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, for the purposes of clause (y) of this sentence, the impact of (i) changes, effects, events, occurrences, circumstances, conditions or developments in domestic, foreign or global markets, including (A) changes, effects, events, occurrences, circumstances, conditions or developments in or affecting the regional, domestic or any foreign securities, equity, credit or financial markets, (B) changes, effects, events, occurrences, circumstances, conditions or developments in or affecting regional, domestic or any foreign interest or exchange rates and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any domestic or foreign securities exchange or over-the-counter market, (ii) changes, effects, events, occurrences, circumstances, conditions or developments in domestic, foreign or global economic conditions generally, (iii) changes in GAAP or any official interpretation or enforcement thereof after the date of this Agreement, (iv) changes in applicable Law, (v) changes, effects, events, occurrences, circumstances, conditions or developments in regional, domestic, foreign or global political or geopolitical conditions (including the outbreak or escalation of war or hostilities, military actions, or acts of terrorism (including cyber-terrorism)), including any worsening of such conditions threatened or existing on the date hereof, (vi) changes, effects, events, occurrences, circumstances, conditions or developments affecting the industries in which the Company or any of its Subsidiaries operate, (vii) the announcement or existence of this Agreement, including any reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, or partners of the Company and its Subsidiaries that results from the announcement of this Agreement or the identity of Parent or Merger Sub (provided that the exception in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent such representation or warranty addresses the consequences resulting from the announcement or pendency of this Agreement or the Merger), (viii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (ix) a decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries or the failure to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, guidance, budgets, forecasts, plans or estimates (provided, that, in each case, the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) any Proceeding threatened, made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, (xi) Parent’s or Merger Sub’s public announcement of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of the Subsidiaries, and (xii) the availability or cost of equity, debt or other financing to Parent or Merger Sub and (xiii) except for the obligations of the Company and its Subsidiaries set forth in Section 5.1(a), any specific action to be taken by the Company or any of its Subsidiaries as expressly required by this Agreement or with the prior written consent of Parent (except, in the case of each of clauses (i) through (vi) and clause (viii), to the extent that the related impact has had a disproportionate adverse effect on the Company and its Subsidiaries, individually or in the aggregate, relative to companies operating in the industries in which the Company and its Subsidiaries conduct business).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether temporary, preliminary or permanent.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means, with respect to Parent, any fact, change, circumstance, event, occurrence, condition or development that has a material adverse effect on Parent’s ability to timely consummate the transactions contemplated hereby (including the Merger).

“Parent Related Party” means Parent, Merger Sub and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Payoff Amount” means the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all Indebtedness and other obligations owed under the Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letters.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities incurred in the ordinary course of business that are not yet due and payable or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) utility easements, minor encroachments, imperfections in title, charges, easements, rights of way, restrictions, declarations, defects and similar Liens, but not including any monetary Liens as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Owned Real Property or Leased Real Property, (vi) non-exclusive Intellectual Property licenses granted to customers in the ordinary course of business and (vii) Liens to be released at or prior to Closing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Personal Information” means any information: (i) that can be used to identify, contact, or precisely locate a natural person, household or device; (ii) that is defined as ‘personal data,’ or ‘personal information,’ ‘personally identifiable information,’ set forth in ‘nonpublic personal information,’ or ‘individually identifiable health information’ under any applicable Data Security Requirements, and (iii) that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Proceeding” means any audit, conference, assessment, investigation, action, suit, claim, demand, charge, complaint, inquiry, legal proceeding, administrative enforcement proceeding, hearing, arbitration, litigation or other proceeding or similar interaction, in each case, by or before any Governmental Entity.

“Representative” means, with respect to any Person, its directors (or Persons performing similar roles), officers (or Persons performing similar roles), employees, attorneys, investment bankers, accountants or other agents or advisors.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) that is the government of, resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions from time to time (which includes, as of the date hereof, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region); or (c) when required by the U.S. Department of Treasury’s Office of Foreign Assets Control, majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, (e) the State of Israel or (f) other similar Governmental Entity from time to time.

“Section 102 Shares” means any Shares that were issued pursuant to Section 102(b) of the Ordinance and at the Effective Time are held by the 102 Trustee.

“Section 102 Shares Consideration” means the Merger Consideration payable with respect to Section 102 Shares.

“Software” means all (a) software programs in all forms of expression, including firmware, all versions of source code, object code, assembly language, compiler language, machine code, tools, interfaces, applications, applets, databases, and all other computer instructions, code, and languages, including all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, derivative works thereto, and other changes or functionality additions thereto; and (b) all designs and design documents (whether detailed or not), technical summaries, specifications and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications) associated with the foregoing.

“Subsidiary Credit Facility” means the Loan Agreement, by and between Epsilor-Electric Fuel Ltd. and Bank Leumi Le-Israel, dated as of August 15, 2019 (together with the ancillary agreements in connection therewith).

“Subsidiaries” of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities or fifty percent (50%) or more of the economic interests are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.

“Systems” means all computers, software, databases, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, circuits, networks, databases, data communications and telecommunication lines and all other information technology systems and equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems), including any outsourced systems and processes reasonably within the Company’s control, that are owned, licensed, leased or otherwise used or relied on by the Company or any of its Subsidiaries. Systems include Company Products.

“Tax” or “Taxes” means (i) any and all federal, state, local, non-U.S. or other taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, gross receipts, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law) and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express obligation to indemnify any other person, or any successor or transferee liability.

“Tax Return” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows and intends that such action or omission is a breach of such representation, warranty, agreement or covenant.

(b)    The following terms are defined elsewhere in this Agreement, as indicated below:

Section
Acceptable Confidentiality Agreement	Section 5.5(h)(i)
Acquisition Proposal	Section 5.5(h)(ii)
Adverse Company Board Recommendation Change	Section 5.5(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.5(b)
Antitrust Counsel Only Material	Section 5.9(b)
Book-Entry Shares	Section 2.1(a)(i)
Cancelled Shares	Section 2.1(a)(ii)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.3
Chosen Courts	Section 8.4(b)
Closing	Section 1.2
Closing Date	Section 1.2
Collective Bargaining Agreement	Section 3.13(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Lease	Section 3.14(b)
Company Leases	Section 3.14(b)
Company Material Contracts	Section 3.16(a)
Company Option	Section 2.2(b)
Company Permit	Section 3.7(b)
Company Related Party Transaction	Section 3.21
Company Restricted Stock	Section 2.2(c)
Company RSU	Section 2.2(a)
Company SEC Documents	Section 3.4(a)
Company Securities	Section 3.2(b)
Company Termination Fee	Section 7.3(d)
Confidentiality Agreement	Section 5.4(c)
Covered Persons	Section 5.13(a)
Cut-Off Time	Section 5.5(a)(ii)
D&O Insurance	Section 5.13(c)
DGCL	Recitals
Dissenting Shares	Section 2.1(b)(i)

Section
Effective Time	Section 1.3
End Date	Section 7.1(b)
Enforceability Exceptions	Section 3.3(a)
Equity Commitment Letter	Recitals
Equity Interests	Section 3.2(d)
Equity Investors	Recitals
Exchange Act	Section 3.3(b)
Excluded Party	Section 7.3(d)
Existing Indemnification Arrangements	Section 5.13(a)
Financial Advisor	Section 3.19
Financial Statements	Section 3.4(c)
FLSA	Section 3.13(b)
Foreign Plans	Section 3.9(i)
Fundamental Representations	Section 6.3(a)(iii)
GAAP	Section 3.4(c)
HSR Act	Section 3.3(b)
ICL	Recitals
Improvements	Section 3.14(e)
Insurance Policies	Section 3.22
Intervening Event	Section 5.5(h)(iv)
Intervening Event Notice Period	Section 5.5(g)(i)
IRS	Section 3.9(a)
Israeli Economic Competition Law	Section 3.3(b)
Israeli Employees	Section 3.13(g)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Leased Real Property	Section 3.14(b)
Letter of Transmittal	Section 2.4(d)
Material Customer	Section 3.24
Material Vendor	Section 3.24
Maximum Liability Amount	Section 7.3(f)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	Section 3.9(c)
Nasdaq	Section 3.3(b)
NISPOM	Section 3.3(b)
Other Required Company Filing	Section 5.7(b)
Owned Intellectual Property	Section 3.15(a)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 7.3(c)
Parent Fundamental Representations	Section 6.2(a)
Parent Material Adverse Effect	Section 6.2(a)
Parent Termination Fee	Section 7.3(b)
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(b)
Payoff Letters	Section 6.3(e)
PPACA	Section 3.9(e)
Proxy Statement	Section 5.7(a)

Section
Real Property	Section 3.14(d)
Registered Intellectual Property	Section 3.15(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Article III
Securities Act	Section 3.4(a)
Solicitation Period End Time	Section 5.5(a)
Special Committee	Recitals
Stockholders’ Meeting	Section 5.6
Subsequent Company SEC Documents	Section 3.4(a)
Superior Proposal	Section 5.5(h)(iii)
Superior Proposal Notice Period	Section 5.5(f)(i)
Surviving Corporation	Section 1.1
Trade Control Laws	Section 3.7(d)
Transaction Approvals	Section 3.3(b)
WARN	Section 3.13(b)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AROTECH CORPORATION

By:	/s/ Dean M. Krutty
Name: Dean M. Krutty
Title: President and CEO

[Signature Page to the Agreement and Plan of Merger]

ARGONAUT INTERMEDIATE, INC.

By:	/s/ Noah Blitzer
Name: Noah Blitzer
Title: Vice President and Secretary

ARGONAUT MERGER SUB, INC.

By:	/s/ Noah Blitzer
Name: Noah Blitzer
Title: Vice President and Secretary

[Signature Page to the Agreement and Plan of Merger]